Exhibit 10.9

FINANCING AGREEMENT
dated as of November 21, 2013
among
METALICO, INC. AND EACH SUBSIDIARY OF METALICO, INC.
LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO,
as Borrowers,
EACH SUBSIDIARY OF METALICO, INC. LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,
VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,
and

TPG SPECIALTY LENDING, INC.,
as Agent and Lead Arranger

TABLE OF CONTENTS

Page

APPENDICES: A-1	Term Lo		an A Commitments
	A-2		Term Loan B Commitments
	A-3		Revolving Commitments
	B		Notice Addresses
SCHEDULES:	3.1	(g)	Closing Date Mortgaged Properties
	4.1		Jurisdictions of Organization and Qualification
	4.2		Capital Stock and Ownership
	4.12		Real Estate Assets
	4.13		Environmental Matters
	4.15		Material Contracts
	4.24		Intellectual Property
	4.25		Inventory and Equipment
	4.27		Insurance
	4.30		Bank Accounts and Securities Accounts
	4.35		Indebtedness
	5.16		Certain Post Closing Matters
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.6		Certain Loans and Advances to Employees
	6.7		Certain Investments
	6.12		Certain Affiliate Transactions
EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	C		Compliance Certificate
	D		Assignment Agreement
	E		Certificate Regarding Non-bank Status
	F-1		Closing Date Certificate
	F-2		Solvency Certificate
	G		Counterpart Agreement
	H		Pledge and Security Agreement
	I		Borrowing Base Certificate

FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of November 21, 2013, is entered into by and among METALICO, INC., a Delaware corporation (“Company”), each subsidiary of the Company listed as a “Borrower” on the signature pages hereto (together with the Company and each other Person (as hereinafter defined) that executes a joinder agreement and becomes a “Borrower” hereunder, each a "Borrower” and collectively, the “Borrowers”), each subsidiary of the Company listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”), the Lenders from time to time party hereto, TPG SPECIALTY LENDING, INC., a Delaware corporation (“TSL”), as agent for the Lenders (in such capacity, "Agent”) and Lead Arranger, and the Person party hereto from time to time as service agent for the Lenders (in such capacity, “Service Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrowers, in an aggregate principal amount not exceeding $125,000,000, consisting of (a) $37,000,000 aggregate principal amount of Term Loan A, (b) $23,000,000 aggregate principal amount of Term Loan B, and (c) up to $65,000,000 aggregate principal amount of Revolving Commitments, which will include a subfacility for the issuance of letters of credit in an amount not to exceed $5,000,000, the proceeds of which will be used as described in Section 2.5;

WHEREAS, each Borrower has agreed to secure all of its Obligations by granting to Agent, for the benefit of Secured Parties, a First Priority Lien on the Collateral, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all voting Capital Stock and 100% of all non-voting Capital Stock of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Agent, for the benefit of Secured Parties, a First Priority Lien on all of their Collateral, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and 65% of all voting Capital Stock and 100% of all non-voting Capital Stock of each of their respective first-tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

"Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account.

"Accounts” means all “accounts” (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

"Adjusted LIBOR Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (a) the interest rate per annum determined by the Service Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Service Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m. (London time) 2 Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Service Agent at such time (which determination shall be conclusive absent manifest error), by (ii) a number equal to 1.00 minus the Applicable Reserve Requirement, and (b) 1.00% per annum. The Adjusted LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Applicable Reserve Requirement as of such effective date. The Service Agent shall give prompt notice to the Administrative Borrower and the Lenders of the Adjusted LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"Administrative Borrower” has the meaning specified in Section 10.22.

"Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

"Affected Lender” has the meaning specified in Section 2.17(b).

"Affected Loans” has the meaning specified in Section 2.17(b).

"Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Agent, Service Agent or any Lender be considered an “Affiliate” of any Loan Party.

"Agent” has the meaning specified in the preamble hereto.

"Aggregate Amounts Due” has the meaning specified in Section 2.16.

"Aggregate Payments” has the meaning specified in Section 7.2.

"Agreement” means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time.

"Alternate Source” has the meaning specified in the definition of Adjusted LIBOR Rate.

"Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the USA Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Margin” means (a)(i) with respect to Term Loans that are LIBOR Rate Loans, 8.50% and (ii) with respect to Revolving Loans that are LIBOR Rate Loans, 3.00% and (b)(i) with respect to Term Loans that are Base Rate Loans, 7.50% and (ii) with respect to Revolving Loans that are Base Rate Loans, 2.00%.

"Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

"Application Event” means the (a) occurrence of an Event of Default and (b) the election by Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.15(h).

"Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to (other than to or with a Loan Party), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party, other than inventory sold or licensed in the ordinary course of business or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

"Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Agent and Service Agent.

"Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

"Availability” “ means, at any time, an amount equal to the result of (a) the difference between (i) the lesser of (A) the Borrowing Base and (B) the Revolving Commitments and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and (B) all Letter of Credit Obligations, minus (b) the sum of (i) all fees, costs, expenses and taxes then payable pursuant to Section 2.10 and Section 10.2 which have been invoiced, are due but not yet paid, plus (ii) all of the Loan Parties’ accounts payable for which the later of the following has occurred (x) 60 days or more have elapsed from the applicable invoice due date or (y) 90 days have elapsed from the earlier of the invoice or shipment date.

"Bank Product Agreements” means those certain cash management service agreements entered into from time to time between a Borrower, on the one hand, and a Lender or its Affiliates, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedging Agreement.

"Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Service Agent) to be held by Service Agent for the benefit of the Bank Product Providers in an amount equal to 100% of such Bank Product Obligations.

"Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower is obligated to reimburse to Service Agent or any Lender as a result of Service Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to such Borrower pursuant to the Bank Product Agreements.

"Bank Product Provider” means any Lender or Affiliate thereof that provides Bank Products to any Borrower.

"Bank Product Reserve” means, as of any date of determination, the lesser of (a) $500,000 and (b) the amount of reserves that the Service Agent has established (based upon the Service Agent’s reasonable determination of the credit exposure in respect of the then extant Bank Products) in respect of Bank Products then provided or outstanding; provided that, in order to qualify as a Bank Product Reserve, such reserve must be established on or substantially contemporaneous with the date that the applicable Bank Product is provided.

"Bank Products” means any service or facility extended to the Borrowers by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Lender-Provided Hedging Agreements.

"Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

"Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest publicly announced by the Reference Bank from time to time as its reference rate, base rate or prime rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Daily LIBOR Rate plus 1%, and (d) 3.00% per annum. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Any change in the reference rate, base rate, prime rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the reference rate, base rate, prime rate or the Federal Funds Effective Rate, respectively.

"Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

"Beneficiary means Agent, Service Agent, each Lender, the L/C Issuer and each Bank Product Provider.

"Blocked Person” means any Person:

(a) that is publicly identified (i) on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo program or (ii) as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(b) that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above;

(c) which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; and

(d) that is affiliated or associated with a Person described in clauses (a), (b) or (c) above.

"Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Book Value” means, with respect to any Inventory of any Person, the lower of (a) cost (as reflected in the general ledger of such Person before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (b) market value, in each case, determined in accordance with GAAP calculated on a first-in first-out basis.

"Borrower” and “Borrowers” have the meanings specified in the preamble hereto.

"Borrowing Base” means, at any time, the difference between (a) the sum of (i) up to 85% of the value of the Net Amount of Eligible Accounts Receivable at such time plus (ii) the lesser of (1) up to 60% of the Book Value of the Eligible Inventory at such time and (2) 85% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory at such time and (b) the aggregate amount, if any, of the Dilution Reserve, the Inventory Volatility Reserve and the Bank Product Reserve and such other reserves as Service Agent may deem appropriate in the exercise of its reasonable business judgment based upon the lending practices of Service Agent.

"Borrowing Base Availability” means, at any time, an amount equal to the result of (a) the difference between (i) the Borrowing Base and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and (B) all Letter of Credit Obligations, minus (b) the sum of (i) all fees, costs, expenses and taxes then payable pursuant to Section 2.10 and Section 10.2 which have been invoiced, are due but not yet paid, plus (ii) all of the Loan Parties’ accounts payable for which the later of the following has occurred (x) 60 days or more have elapsed from the applicable invoice due date or (y) 90 days have elapsed from the earlier of the invoice or shipment date.

"Borrowing Base Certificate” means a certificate signed by an Authorized Officer of Company and setting forth the calculation of the Borrowing Base in compliance with Section 5.1(q), substantially in the form of Exhibit I.

"Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Cash” means money, currency or a credit balance in any demand or Deposit Account.

"Cash Collateralize” or “Cash Collateralization” means to deliver to the Service Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance reasonably satisfactory to, and issued by a U.S. commercial bank reasonably acceptable to, the Service Agent in its reasonable discretion) equal to 105% of the sum of (a) the Maximum Undrawn Amount plus (b) the aggregate amount of all unreimbursed payments and disbursements under each Letter of Credit which have not been converted to Revolving Loans plus (c) the amount of unpaid Letter of Credit Fees then accrued.

"Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b)  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

"Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.

"Change of Control” means, at any time, any of the following occurrences:

(a) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (i) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Company;

(b) Company shall cease to beneficially own and control, directly or indirectly, (i) 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Loan Party (other than Company and Metalico JBI Cleveland, LLC) or (ii) 50.1% of Metalico JBI Cleveland, LLC (in each case, other than in connection with any transaction permitted pursuant to Section 6.9(a));

(c) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of Company (or its direct or indirect parent holding company) cease to be occupied by Persons who either (i) were members of the Board of Directors of Company (or its direct or indirect parent holding company) on the Closing Date, or (ii) were nominated for election by the Board of Directors of Company (or its direct or indirect parent holding company), a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors;

(d) any “change of control” or similar event shall occur under, and as defined in or set forth in the documents evidencing or governing the Capital Stock of the Company or any of its Subsidiaries; or

(e) any “change of control” or similar event shall occur under, and as defined in or set forth in the documents evidencing or governing, any Indebtedness in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $2,500,000 or more owed by the Company or any of its Subsidiaries.

"Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term Loan A Exposure, (ii) Lenders having Term Loan B Exposure, and (iii) Lenders having Revolving Exposure, and (b) with respect to Loans, each of the following classes of Loans: (i) Term Loan A, (ii) Term Loan B, and (iii) Revolving Loans.

"Closing Consolidated Liquidity” means, an amount determined for Company and its Subsidiaries on a consolidated basis equal to the sum of (a) unrestricted Cash-on-hand of Company and its Subsidiaries, plus (b) Availability.

"Closing Date” means the date on which the Term Loan A is made.

"Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

"Closing Date Mortgaged Property” has the meaning specified in Section 3.1(g).

"Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

"Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to Agent.

"Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

"Collateral Records” means, to the extent relating to Accounts, Inventory, the other Revolver Priority Collateral or any Account Debtor or other Person obligated on or in connection with any of the Accounts, all of the Borrowers’ and all of each other Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Borrowers and the other Loan Parties with respect to the foregoing maintained with or by any other Person).

"Commitment” means any Revolving Commitment, Term Loan A Commitment or Term Loan B Commitment.

"Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Company” has the meaning specified in the preamble hereto.

"Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

"Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

"Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

"Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

"Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

"Consolidated EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi)  to the extent listed in the sources and uses attached to the Flow of Funds Agreement and paid on or before the date that is 45 days following the Closing Date, the costs, fees and expenses paid by the Company and its Subsidiaries in connection with the closing of the transactions contemplated by this Agreement, plus (vii) non-Cash stock-based compensation expenses, plus (viii) non-Cash fair-value adjustments, plus (ix) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (b) the sum, without duplication of the amounts for such period of (i) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (ii) interest income, plus (iii) other income.

"Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Company and its Subsidiaries on a consolidated basis equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, plus (ii) interest income, plus (iii) other non-ordinary course Cash income (excluding any Cash gains or losses attributable to Asset Sales and any insurance proceeds), plus (iv) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled (but not mandatory) repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), plus (ii) Consolidated Capital Expenditures (net of any proceeds of (A) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (B) Net Proceeds to the extent reinvested in accordance with Section 2.13(b), and (C) any proceeds of related financings with respect to such expenditures), plus (iii) Consolidated Cash Interest Expense, plus (iv) provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period, plus (v) other non-ordinary course Cash losses (excluding any Cash losses attributable to Asset Sales).

"Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) all Restricted Junior Payments (whether in cash or other property, other than common Capital Stock), (d) the aggregate amount of all payments made in cash that are not expensed or do not otherwise result in a decrease to the net income of Company and its Subsidiaries for such period, and (e) the current portion of taxes provided for with respect to such period in accordance with GAAP.

"Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(e) payable on or before the Closing Date.

"Consolidated Liquidity” means, for any period an amount determined for Company and its Subsidiaries on a consolidated basis equal to the sum of (a) unrestricted cash-on-hand of Company and its Subsidiaries, plus (b) Availability.

"Consolidated Net Income” means, for any period, (a) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, plus (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (v) (to the extent not included in clauses (b)(i) through (iv) above) any net extraordinary gains or net extraordinary losses.

"Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over or under Consolidated Current Liabilities.

"Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

"Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Company or one of its Subsidiaries, Agent (or a sub-agent of Agent), and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

"Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

"Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 5.10.

"Credit Date” means the date of a Credit Extension.

"Credit Extension” means the making of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit.

"Daily LIBOR Rate” means, for any day, the rate per annum determined by the Service Agent by dividing (a) the Published Rate by (b) a number equal to 1.0 minus the Applicable Reserve Requirement.

"Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Declined Proceeds” has the meaning specified in Section 2.14(c).

"Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

"Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to Company and Service Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (c) the date on which Company, Service Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (d) the date on which Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

"Defaulted Loan” has the meaning specified in Section 2.21.

"Defaulting Lender” has the meaning specified in Section 2.21.

"Default Rate” means any interest payable pursuant to Section 2.9.

"Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Designated Transaction” means a transaction involving the sale or transfer of certain non-core assets of the Company and its Subsidiaries in exchange for cash and certain assets as more fully described in the Designated Transaction Letter.

"Designated Transaction Letter” means the letter, in form and substance satisfactory to the Required Lenders, delivered by the Company to the Agent, the Service Agent and the Lenders on or before the Closing Date, in which the Designated Transaction is described.

"Dilution” means a percentage, based upon the experience during a period determined by Service Agent in its reasonable business judgment, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, warranty claims, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

"Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one percentage point for each percentage point by which Dilution is in excess of 5%.

"Dollars” and the sign “$” mean the lawful money of the United States of America.

"Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Drawing Date” has the meaning specified therefor in Section 2.3(d)(ii).

"Eligible Accounts Receivable” means the Accounts of a Borrower which are eligible at the time of determination. An Account shall be deemed to be eligible if: (a) delivery of the merchandise (or, in the case of Accounts of a Borrower in an amount not more than $500,000, title to the underlying goods or merchandise has passed to the Account Debtor) or the rendition of the services has been completed with respect to such Account; (b)  no return, rejection, repossession or dispute has occurred with respect to such Account and the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account, provided that, in the case of any partial return, rejection or repossession or any dispute, setoff, defense or counterclaim with respect to an Account, the portion of such Account not subject to such return, rejection, repossession, dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (b); (c) such Account is lawfully owned by a Borrower free and clear of any Lien other than in favor of the Agent for the benefit of the Secured Parties and otherwise continues to be in full conformity with all representations and warranties made by a Borrower to the Agent, Service Agent and the Lenders with respect thereto in the Loan Documents; (d) such Borrower has the right to grant Liens on such Account; (e) such Account is unconditionally payable in Dollars and is not evidenced by a promissory note, chattel paper or any other instrument or other document unless the original of such document is in the possession of the Agent and contains all necessary endorsements in favor of the Agent; (f) no more than 60 days have elapsed from the original invoice due date and no more than 90 days have elapsed from the original invoice date with respect to such Account; (g) such Account is not due from an Affiliate of a Loan Party; (h) such Account does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Agent and Service Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action or notice under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Agent and Service Agent); (i) the Account Debtor with respect to such Account is organized and located in the United States or Canada or such Account is supported by a letter of credit or other similar credit support reasonably satisfactory to Agent and Service Agent; (j) if the Account Debtor with respect to such Account is also a supplier to or creditor of a Borrower, unless such Account Debtor has executed a no-offset letter satisfactory to the Service Agent, only that portion of the Account in excess of any amounts owed to such supplier or creditor shall be eligible under this clause (j); (k) not more than 50% of the aggregate amount of all Accounts of the Account Debtor with respect to such Account have remained unpaid 60 days past the original invoice due date or 90 days past the original invoice date; (l) Accounts with respect to an Account Debtor whose total obligations owing to the Loan Parties do not exceed 25% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor not in excess of such percentage, provided, however, that, in each case, the Service Agent may in its reasonable discretion include (but shall not be obligated to include) as “Eligible Accounts Receivable” the amount of Eligible Accounts Receivable that are excluded because they exceed the foregoing percentage; (m) the Account Debtor with respect to such Account (i) has not filed a petition for bankruptcy or any other relief under any Debtor Relief Law, (ii) has not failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (iii) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (iv) in the case of an Account Debtor who is an individual, is not an employee of a Borrower or any of its Affiliates and has not died or been declared incompetent; (n) Accounts with respect to which the Account Debtor is not a Blocked Person; (o) Accounts which are owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Borrower to seek judicial enforcement in such jurisdiction of payment of such Accounts so long as such Borrower has filed such report or qualified to do business in such jurisdiction (or such Borrower is permitted to qualify without any material cost or expense and without material adverse consequences to the enforceability or collectability of such Accounts); and (p) Accounts that do not arise from bill and hold sales, guaranteed sales, sale and return, sale on approval and consignment sales; provided, that in addition to the criteria set forth above, no Accounts of a Borrower acquired in connection with a Permitted Acquisition shall be deemed to be or treated as an Eligible Account Receivable for any purpose under this Agreement (including, without limitation, any calculation of the Borrowing Base) until such time as the Service Agent has conducted a satisfactory audit.

"Eligible Assignee” means (a) in the case of the Revolving Loans or Revolving Commitments, (i) any Lender with Revolving Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, (b) in the case of the Term Loans, (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Agent; provided, (i) neither Company nor any Affiliate of Company shall, in any event, be an Eligible Assignee, (ii) such assignee shall have assets or net worth in excess of $100,000,000 and (iii) no Person owning or controlling any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party (in each case, unless approved by Agent) shall, in any event, be an Eligible Assignee.

"Eligible Inventory” means all finished goods and raw materials Inventory of a Borrower which are eligible at the time of determination. Inventory shall be deemed to be eligible if it meets all of the following specifications: (a) such Inventory is lawfully owned by a Borrower free and clear of any existing Lien other than in favor of the Agent for the benefit of the Secured Parties and otherwise continues to be in full conformity with all representations and warranties made by a Borrower to the Agent, Servicer and the Lenders with respect thereto in the Loan Documents; (b) such Inventory is not held on consignment and may be lawfully sold; (c) a Borrower has the right to grant Liens on such Inventory; (d) such Inventory arose or was acquired in the ordinary course of the business of a Borrower and does not represent unsalable goods; (e) no Account Receivable has been created or issued with respect to such Inventory; (f) no document of title has been created or issued with respect to such Inventory other than motor vehicles subject to a certificate of title in the name of a Borrower purchased in the ordinary course of business for scrap; (g) such Inventory is located in one of the locations in the continental United States listed on Schedule 4.25 or such other locations in the continental United States as the Agent or Service Agent may approve in writing from time to time, or is in transit and is owned and remains under control of, a Borrower; (h) the Inventory is not supplies or packaging; (i) such Inventory is not, in Service Agent’s reasonable business judgment, unmerchantable; (j) if such Inventory is at a location not owned by a Borrower unless owner or occupier of such location has executed in favor of Agent a Collateral Access Agreement (or Service Agent shall agree otherwise in its reasonable business judgment after establishing reserves against the Borrowing Base with respect thereto as Servicer shall deem appropriate in its reasonable business judgment), provided, that in addition to the criteria set forth above, no Inventory acquired in connection with a Permitted Acquisition shall be deemed to be or treated as an Eligible Inventory for any purpose under this Agreement (including, without limitation, any calculation of the Borrowing Base) until such time as the Service Agent has conducted a satisfactory audit.

"Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

"Environment” means surface water, groundwater (including potable water, navigable water and wetlands), surface and subsurface soils and strata, sediments, other geologic media, air (including ambient and indoor air), land, natural resources, the workplace or as otherwise defined by Environmental Laws.

"Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) injury to the Environment or any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest or related entity.

"Environmental Laws” means any and all current or future Requirements of Law relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare.

"Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

"Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"Event of Default” means each of the conditions or events set forth in Section 8.1.

"Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

"Existing Indebtedness” means (a) Indebtedness and other obligations outstanding under that certain Credit Agreement dated as of February 26, 2010 between the Company and the other loan parties named therein, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger and RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as documentation agent, as amended prior to the Closing Date, and (b) Indebtedness and other obligations outstanding under each of the Existing Convertible Notes.

"Existing Convertible Notes” means the Senior Convertible Notes issued pursuant to the Securities Purchase Agreement, dated as of April 23, 2008, by and among the Company and each of the buyers named therein, due April 30, 2028, issued by the Company to the holders thereof, in each case, as amended on or before the Closing Date.

"Extraordinary Receipts” means any cash received by Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.13(a) or (b) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement.

"Fair Share” has the meaning specified in Section 7.2.

"FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement and any current regulations or official interpretations thereof.

"Federal Funds Effective Rate” means for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Effective Rate changes, the rate of interest hereunder will change automatically without notice to the Borrowers, effective on the date of any such change.

"Fee Letter” means the letter agreement dated as of the date hereof between Borrowers and Agent, as amended, supplemented or otherwise modified from time to time.

"Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

"Financial Plan” has the meaning specified in Section 5.1(i).

"First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien (A) is the only Lien to which such Collateral is subject, other than any Permitted Lien and (B) has rights in the Collateral senior to those of any other Lien.

"Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

"Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

"Fixed Charge Coverage Ratio” means the ratio as of the last day of a Fiscal Quarter of (i) Consolidated EBITDA for the four-Fiscal Quarter period then ending minus Consolidated Capital Expenditures for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

"Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by each Loan Party, Agent, Service Agent, each Lender and any other person party thereto, in form and substance reasonably satisfactory to the Agent and Service Agent, in connection with the disbursement of Loan proceeds in accordance with Section 2.5.

"Foreign Official” means any officer or employee of a government or any department, agency, or instrumentality thereof, not in the United States or any state or local jurisdiction thereof or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

"Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

"Funding Default” has the meaning specified in Section 2.21.

"Funding Notice” means a notice substantially in the form of Exhibit A-1.

"GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

"Governmental Acts” means any act or omission, whether rightful or wrongful, of any Governmental Authority.

"Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

"Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

"Grantor” has the meaning specified in the Pledge and Security Agreement.

"Guaranteed Obligations” has the meaning specified in Section 7.1; provided that such term shall exclude Excluded Swap Obligations.

"Guarantor” means (a) each Domestic Subsidiary of Company (other than a Borrower) and (b) each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.

"Guarantor Subsidiary” means each Subsidiary of Company that is a Guarantor.

"Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance reasonably satisfactory to Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

"Hazardous Materials” means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the Environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the Environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

"Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Hedge Liabilities” means the liabilities of the Borrowers under any Hedging Agreement as calculated on a marked-to-market basis in accordance with GAAP.

"Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended December 31, 2012 consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) for the interim period from January 1, 2013 to the Closing Date, internally prepared, unaudited financial statements of Company and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date and for each monthly period completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (a) and (b), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

"Increased Cost Lenders” has the meaning specified in Section 2.22.

"Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

"Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement, the other Loan Documents or the Bank Product Agreements or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents or the Bank Product Agreements (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in any commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

"Indemnified Taxes” has the meaning specified in Section 2.19(a).

"Indemnitee” has the meaning specified in Section 10.3.

"Indemnitee Agent Party” has the meaning specified in Section 9.6.

"Installment” has the meaning specified in Section 2.11(a).

"Installment Date” has the meaning specified in Section 2.11(a).

"Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties and their Subsidiaries in favor of Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to Agent.

"Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Interest Payment Date” means with respect to (a) any Base Rate Loan, (i) the first day of each month, commencing on the first such date to occur after the Closing Date, and (ii) the final maturity date of such Loan; and (b) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.

"Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, two or three months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (b)(iii) and (b)(iv) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

"Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations, (b) approved by Agent, and (c) not for speculative purposes.

"Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

"Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials purchased for sale in its business.

"Inventory Volatility Reserve” means, as of any date of determination, a reserve with respect to the volatility of the Inventory of the Borrowers in the amount of 2.5% of the Book Value of Eligible Inventory.

"Investment” means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (or of any division or business line of such other Person); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

"ISP98 Rules” has the meaning specified therefor in Section 2.3(b)(ii).

"Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"L/C Fee Rate” means the Applicable Margin with respect to Revolving Loans that are LIBOR Rate Loans.

"L/C Issuer” means Service Agent or at any time after Service Agent is not a Lender such other bank satisfying the requirements of an Eligible Assignee, as the Agent, Service Agent and the Administrative Borrower may reasonably select.

"Lead Arranger” has the meaning specified in the preamble hereto.

"Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Agent in its sole discretion as not being required to be included in the Collateral.

"Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

"Lender-Provided Hedging Agreement” means a Hedging Agreement which is provided by any Lender, Agent or any affiliate thereof. The Hedge Liabilities of the Borrowers to the provider of any Lender-Provided Hedging Agreement shall be Obligations hereunder, guaranteed obligations under any Guaranty and secured obligations under the Pledge and Security Agreement and otherwise treated as Obligations for purposes of each of the Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the same Liens that secure all other Obligations under this Agreement and the Loan Documents but the Persons to whom such Hedge Liabilities are owed shall not have any right to vote or take any other actions under this Agreement or the other Loan Documents.

"Letter of Credit Application” has the meaning specified therefor in Section 2.3(b)(i).

"Letter of Credit Borrowing” has the meaning specified therefor in Section 2.3(d)(iv).

"Letter of Credit Fees” has the meaning specified therefor in Section 2.10(c).

"Letter of Credit Guaranty” means one or more guaranties by the Service Agent in favor of the L/C Issuer guaranteeing or relating to the Borrowers’ obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

"Letter of Credit Obligations” means, at any time and without duplication, the sum of (a) the Reimbursement Obligations at such time, plus (b) the Maximum Undrawn Amount, plus (c) all amounts for which the Service Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

"Letter of Credit Sublimit” means the lesser of (a) $5,000,000, and (b) the aggregate unused amount of the Revolving Commitments then in effect.

"Letters of Credit” has the meaning specified therefor in Section 2.3(a).

"Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day, to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.

"LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

"Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

"Loan” means a Term Loan A, a Term Loan B, or a Revolving Loan.

"Loan Account” means an account maintained hereunder by Service Agent on its books of account at the Payment Office and with respect to Borrowers, in which it will be charged with all Loans made to, and all other Obligations incurred by the Loan Parties.

"Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, any Letter of Credit Application, the Designated Transaction Letter, any Subordination Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of Agent, Service Agent or any Lender in connection herewith; provided that “Loan Document” shall not include any Bank Product Agreement entered into by the Company or its Subsidiaries with Lenders or their Affiliates.

"Loan Party” means any Borrower or any Guarantor.

"Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect” means a material adverse effect on (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of Company and its Subsidiaries taken as a whole; (b) the ability of any Loan Party to fully and timely perform its obligations under the Loan Documents and the Bank Product Agreements; (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document or a Bank Product Agreement to which it is a party; (d) Collateral or the validity, perfection or priority of Agent’s Liens on Collateral, in each case with a fair market value in excess of $750,000; or (e) the rights, remedies and benefits available to, or conferred upon, Agent, Service Agent and any Lender or any other Secured Party under any Loan Document or any Bank Product Agreement.

"Material Contract” means (a) any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew is reasonably be expected to have a Material Adverse Effect, (b) any contract or agreement to which Company or any of its Subsidiaries is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving the aggregate consideration payable to or by Company or such Subsidiary of $5,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of Company or any of its Subsidiaries and (ii) contracts that by their terms may be terminated by Company or any of its Subsidiaries in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (c) those contracts and arrangements listed on Schedule 4.15.

"Material Real Estate Asset” means (a) any fee owned Real Estate Asset acquired after the Closing Date having a fair market value in excess of $1,500,000 as of the date of the acquisition thereof, (b) any Real Estate Asset that the Required Lenders have reasonably determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole, and (c) any fee owned Real Estate Asset listed on Schedule 3.1(g).

"Maximum Continuing Convertible Note Balance” means $5,000,000.

"Maximum Face Amount” means, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Moody’s” means Moody’s Investor Services, Inc.

"Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to Agent, made by a Loan Party in favor of Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Agent.

"Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

"Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

"Net Amount of Eligible Accounts Receivable” means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

"Net Liquidation Percentage” shall mean, as of any date of determination, the percentage of the Book Value of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by the Service Agent.

"Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds; and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (A) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

"Non-US Lender” has the meaning specified in Section 2.19(d)(i).

"Note” means a promissory note evidencing the Revolving Loans, the Term Loan A or the Term Loan B, as applicable.

"Notice” means a Funding Notice or a Conversion/Continuation Notice.

"Obligations” means (a) all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agent, (including former Agents), the Service Agent (including former Service Agents), the Lenders or any of them and L/C Issuer under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, the Prepayment Premium, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance), and (b) all Bank Product Obligations; excluding, in each case, any Excluded Swap Obligations.

"OFAC” has the meaning specified in the definition of “Anti-Terrorism Laws”.

"OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

"Order” has the meaning specified therefor in Section 2.3(j)(ii).

"Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

"Other Taxes” has the meaning specified in Section 2.19(b).

"Participant Register” has the meaning specified in Section 10.6(h)(ii).

"Participation Commitment” means each Revolving Loan Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

"Participation Revolving Loan” has the meaning specified therefor in Section 2.3(d)(iii) hereof.

"PATRIOT Act” has the meaning specified in Section 4.32.

"Payment Office” means Service Agent’s office located at PNC Business Credit – Operations Center, Two Tower Center Boulevard, East Brunswick, New Jersey 08816 or such other office or offices of Service Agent as may be designated in writing from time to time by Service Agent to Agent and Company.

"PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Perfection Certificate” means a certificate in form satisfactory to Agent that provides information with respect to the assets of each Loan Party.

"Permitted Acquisition” means any acquisition by any Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Capital Stock, not less than 50.1% of the Capital Stock acquired or otherwise issued by such Person and 100% of the Capital Stock of any newly formed Subsidiary of Company formed in connection with such acquisition shall be owned by Company or another Loan Party thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable;

(d) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(b));

(e) Company shall have delivered to Agent at least 15 days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, (ii) in the case of an acquisition for which the purchase price is greater than $10,000,000, a quality of earnings report, prepared by a third party reasonably acceptable to Agent, with respect to the Persons to be acquired and the acquired assets, (iii) the most recently available two (2) years of financial statements of the Persons to be acquired (including audited financial statements to the extent they are made available by the seller or sellers or are required pursuant to GAAP or the applicable rules and regulations of the Securities and Exchange Commission as in effect from time to time) and/or owner (to the extent they are made available by the owner) of the acquired assets, and (iv) financial statements of the Persons to be acquired and/or owner (to the extent they are made available by the owner) of the acquired assets for the period from the beginning of the then current fiscal year to the end of the most recently completed quarter for which financial statements are available, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year;

(f) Company shall have delivered to Agent at least (i) 10 Business Days prior to such proposed acquisition, an executed commitment letter or a term sheet (setting forth in reasonable detail the terms and conditions of such acquisition), if available, and, at the request of any Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts, if available, or current drafts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith and (ii) 1 Business Day prior to the closing of such proposed acquisition, executed counterparts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(g) any Person or assets or division as acquired in accordance herewith (i) shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date or such other business permitted by Section 6.13 hereof and (ii) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period (calculated giving pro forma effect to the acquisition) that shall be a positive amount, with adjustments subject to the Required Lenders’ satisfaction;

(h) the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(i) after giving effect to such acquisition, Cash and Cash Equivalents of Company and its Subsidiaries plus Availability shall be at least $10,000,000; and

(j) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate; provided, that the purchase consideration (including earn-outs and deferred payment obligations) payable in respect of any single acquisition or series of related acquisitions shall not exceed $5,000,000 in the aggregate.

"Permitted Indebtedness” means:

(a) the Obligations;

(b) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c) Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) Indebtedness described in Schedule 6.1 (excluding any Indebtedness of the type described in clause (i) of the definition of Permitted Indebtedness), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(g) Trade Deposits to the extent constituting Indebtedness;

(h) the Subordinated Indebtedness existing on the Closing Date;

(i) Indebtedness in an aggregate amount not to exceed at any time $22,500,000 with respect to (A) Capital Leases and (B) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness; and

(j) other Indebtedness of Company and its Subsidiaries which is unsecured and subordinated to the Obligations in a manner satisfactory to Agent in an aggregate amount not to exceed at any time $10,000,000.

"Permitted Investments” means:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Loan Party;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d) intercompany loans to the extent permitted under clause (b) of the definition of Permitted Indebtedness;

(e) Consolidated Capital Expenditures permitted by Section 6.8(b);

(f) loans and advances to employees of Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.6, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed $500,000 at any time outstanding;

(g) Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments arising in connection with Bank Product Agreements and Interest Rate Agreements;

(i) Guaranties permitted by Section 6.1;

(j) Investments described in Schedule 6.7; and

(k) other Investments in an aggregate amount not to exceed at any time $1,500,000.

"Permitted Liens” means:

(a) Liens in favor of Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes (other than Liens for United States Taxes that have priority over Agent’s Liens) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $300,000;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(g)(iii);

(m) Liens securing purchase money Indebtedness permitted pursuant to clause (i) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness; so long as the aggregate amount of such Indebtedness at any time outstanding does not exceed $22,500,000; and

(n) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding.

"Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Phase I Report” means, with respect to any Real Property, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than one year prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Agent, (c) includes an assessment of asbestos containing materials at such Real Property, and (d) is accompanied by (i) an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (ii) a current compliance audit setting forth an assessment of Company’s, its Subsidiaries’ and such Real Property’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

"Pledge and Security Agreement” means the Pledge and Security Agreement executed by Grantors in favor of Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

"Prepayment Premium” has the meaning specified in Section 2.12(d).

"Principal Office” means, for Service Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Service Agent and each Lender.

"Proceeds” means (a) all “proceeds” (as defined in Article 9 of the UCC) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

"Projections” has the meaning specified in Section 4.8.

"Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan A of any Lender, the percentage obtained by dividing (i) the Term Loan A Exposure of that Lender, by (ii) the aggregate Term Loan A Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the Term Loan B of any Lender, the percentage obtained by dividing (i) the Term Loan B Exposure of that Lender, by (ii) the aggregate Term Loan B Exposure of all Lenders; (c) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender, by (ii) the aggregate Revolving Exposure of all Lenders; and (d) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) an amount equal to the sum of the Term Loan A Exposure, the Term Loan B Exposure, and the Revolving Exposure of that Lender, by (ii) an amount equal to the sum of the aggregate Term Loan A Exposure, the aggregate Term Loan B Exposure, and the aggregate Revolving Exposure of all Lenders.

"Protective Advances” has the meaning specified in Section 2.2(c).

"Published Rate” means the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Adjusted LIBOR Rate for a 1 month period as published in another publication selected by the Service Agent).

"Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Account or Securities Account is subject to a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

"Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

"Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

"Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Agent.

"Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third party purchasers and encumbrances of the affected real property.

"Reduction” has the meaning specified in Section 2.11(b).

"Reduction Date” has the meaning specified in Section 2.11(b).

"Reference Bank” means PNC Bank, National Association, its successors or any other commercial bank that is a member of the Federal Reserve System with a combined capital and surplus and undivided profits of not less than $500,000,000 designated by the Service Agent to the Administrative Borrower from time to time.

"Register” has the meaning specified in Section 2.6(b).

"Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reimbursement Obligations” has the meaning specified therefor in Section 2.3(d)(ii).

"Reinvestment Amounts” has the meaning specified term in Section 2.13(a).

"Related Agreements” means, collectively, all documents or agreements evidencing the Subordinated Indebtedness.

"Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the Environment.

"Remedial Action” means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the Environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

"Replacement Lender” has the meaning specified in Section 2.22.

"Required Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, (a) for the Class of Lenders having Term Loan A Exposure, Lenders whose Pro Rata Share (calculated in accordance with clause (a) of the definition thereof), aggregate at least 50.1%; (b) for the Class of Lenders having Term Loan B Exposure, Lenders whose Pro Rata Share (calculated in accordance with clause (b) of the definition thereof), aggregate at least 50.1%; and (c) for the Class of Lenders having Revolving Exposure, Lenders whose Pro Rata Share (calculated in accordance with clause (c) of the definition thereof), aggregate at least 50.1%.

"Required Lenders” means, collectively, (a) Term Loan Lenders constituting 50.1% of the sum of (i) the Term Loan A Exposure and (ii) the Term Loan B Exposure and (b) Revolving Lenders constituting 50.1% of the Revolving Exposure.

"Required Prepayment Date” has the meaning specified in Section 2.14(c).

"Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company or its Subsidiaries now or hereafter outstanding, except (i) a dividend payable solely in shares of that class of Capital Stock to the holders of that class or (ii) a dividend or distribution to a Loan Party; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries now or hereafter outstanding other than any such payment to, or purchase or acquisition from, a Loan Party; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding other than any such payment to a Loan Party; (d) management or similar fees (and related expenses) payable to any Affiliate of any Loan Party; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

"Revolver Priority Collateral” means (a) Inventory (including rights in all returned or repossessed Inventory) of each Loan Party, (b) Accounts of each Loan Party that arise from the sale, leasing, assignment or other disposition of Inventory or the rendition of services, or from the licensing of, or similar arrangements relating to, patents, trademarks, copyrights and other intellectual property in the ordinary course of business, (c) Collateral Records, (d) deposit accounts (as defined in the UCC) and all amounts therein (other than amounts therein constituting identifiable Proceeds of Term Priority Collateral) of any Loan Party, (e) to the extent evidencing or relating to any of the foregoing, supporting obligations, chattel paper, letter of credit rights, general intangibles, payment intangibles, documents and instruments (as each such term is defined in the UCC), (f) to the extent arising from the foregoing, commercial tort claims, and (g) all Proceeds and products (whether tangible or intangible) of the foregoing, including Proceeds of insurance covering any or all of the foregoing, in each case to the extent they relate to clauses (a) through (f) above. For the avoidance of doubt, Revolver Priority Collateral shall not include (i) patents, trademarks, copyrights, other intellectual property or any other asset acquired with cash proceeds thereof except to the extent such asset acquired is described in clauses (a) through (f) above, (ii) proceeds of business interruption insurance, and (iii) Proceeds of Revolving Loans (other than such Proceeds constituting Collateral described in clauses (a) through (f) above).

"Revolver Priority Collateral Proceeds” means the Proceeds of Revolver Priority Collateral.

"Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $65,000,000.

"Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

"Revolving Commitment Termination Date” means the earliest to occur of (a)  November 21, 2019; (b) September 1, 2014 in the event that (i) the outstanding principal balance of the Existing Convertible Notes is greater than the Maximum Continuing Convertible Note Balance on August 1, 2014 or (ii) if the Existing Convertible Notes have not been satisfied in full, all rights of the holders thereof to require a redemption of the Existing Convertible Notes after June 30, 2014 have not been extended to May 21, 2020 or a later date on or before August 1, 2014, (c) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (d) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

"Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, and (ii) the interests of such Lender in outstanding Letter of Credit Obligations.

"Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a).

"Revolving Loan Lender” means a Lender with a Revolving Commitment or a Revolving Loan.

"S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

"Secured Parties” means the Agent, the Service Agent, the L/C Issuer, the Bank Product Providers and the Lenders and shall include, without limitation, all former Agents, Service Agents, L/C Issuers, Bank Product Providers and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Service Agents, L/C Issuers, Bank Product Providers or Lenders and such Obligations have not been paid or satisfied in full.

"Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Account” means a securities account (as defined in the UCC).

"Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Service Agent” has the meaning specified in the preamble hereto.

"Service Agent’s Account” means an account at a bank designated by Service Agent from time to time as the account into which the Loan Parties shall make all payments to Service Agent under this Agreement and the other Loan Documents.

"Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a)(i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

"Specified Term Priority Collateral” means all Real Estate Assets and Equipment of the Loan Parties, and all Proceeds and products, including Proceeds of insurance, of such assets

"Subject Transaction” has the meaning specified in Section 6.8(c).

"Subordinated Indebtedness” means (a) Indebtedness and other obligations outstanding under (i) that certain Seller Note, dated as of January 31, 2011, issued by the Company in favor of The Harry Goodman Trust in the original principal amount of $1,777,509.00, (ii) that certain Seller Note, dated as of January 31, 2011, issued by the Company in favor of Michael M. Goodman in the original principal amount of $592,503.00, and (iii) that certain Seller Note, dated as of January 31, 2011, issued by the Company in favor of Timothy G. Sampson in the original principal amount of $592,503.00; (b) Indebtedness and other obligations outstanding under (i) that certain consolidated Note, dated as of June 30, 2010, issued by Metalico Youngstown, Inc. in favor of The Revocable Trust of Harold L. Wilhelm, in the original principal amount of $1,398,136.73, and (ii) that certain consolidated Note, dated as of June 30, 2010, issued by Metalico Youngstown, Inc. in favor of Joanne L. Wilhelm, in the original principal amount of $121,577.11; and (c) Indebtedness and other obligations outstanding under the Existing Convertible Notes.

"Subordination Agreements” means the (a) Subordination Agreement, dated as of the Closing Date, by and among the Agent, The Harry Goodman Trust, Michael M. Goodman and Timothy G. Sampson, (b) Subordination Agreement, dated as of the Closing Date, by and among the Agent, The Revocable Trust of Harold L. Wilhelm and Joanne L. Wilhelm, and (c) Subordination Agreement, dated as of May 1, 2008, by the holders of the Existing Convertible Notes.

"Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

"Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

"Term Loan” means a Term Loan A and a Term Loan B.

"Term Loan A” means a Term Loan A made by a Lender to Borrowers pursuant to Section 2.1(a)(i).

"Term Loan A Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan A and “Term Loan A Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan A Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan A Commitments as of the Closing Date is $37,000,000.

"Term Loan A Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan A of such Lender; provided, at any time prior to the making of the Term Loan A, the Term Loan A Exposure of any Lender shall be equal to such Lender’s Term Loan A Commitment.

"Term Loan A Maturity Date” means the earliest of (a) November 21, 2019, (b) September 1, 2014 in the event that (i) the outstanding principal balance of the Existing Convertible Notes is greater than the Maximum Continuing Convertible Note Balance on August 1, 2014 or (ii) if the Existing Convertible Notes have not been satisfied in full, all rights of the holders thereof to require a redemption of the Existing Convertible Notes after June 30, 2014 have not been extended to May 21, 2020 or a later date on or before August 1, 2014, and (c) the date that the Term Loan A shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Term Loan B” means a Term Loan B made by a Lender to Borrowers pursuant to Section 2.1(a)(ii).

"Term Loan B Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan B and “Term Loan B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan B Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan B Commitments as of the Closing Date is $23,000,000.

"Term Loan B Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Term Loan B of such Lender and (ii) such Lender’s Term Loan B Commitment.

"Term Loan B Maturity Date” means the earliest of (a) November 21, 2019, (b) September 1, 2014 in the event that (i) the outstanding principal balance of the Existing Convertible Notes is greater than the Maximum Continuing Convertible Note Balance on August 1, 2014 or (ii) if the Existing Convertible Notes have not been satisfied in full, all rights of the holders thereof to require a redemption of the Existing Convertible Notes after June 30, 2014 have not been extended to May 21, 2020 or a later date on or before August 1, 2014, and (c) the date that the Term Loan B shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Term Loan B Commitment Period” means the time period commencing on the Closing Date through and including the Term Loan B Commitment Termination Date.

"Term Loan B Commitment Termination Date” means the earliest to occur of (a) the date the Term Loan B Commitments are permanently reduced to zero pursuant to Section 2.13, (b) the date the outstanding principal balance of the Existing Convertible Notes is reduced to zero, (c) the date of the termination of the Term Loan B Commitments pursuant to Section 8.1, and (d) August 1, 2014.

"Term Loan Commitment” means the Term Loan A Commitment or the Term Loan B Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

"Term Loan Lender” means a Lender with a Term Loan.

"Term Loan Maturity Date” means the Term Loan A Maturity Date or the Term Loan B Maturity Date.

"Term Priority Collateral” means all Collateral other than Revolver Priority Collateral.

"Term Priority Collateral Proceeds” means the Proceeds of the Term Priority Collateral.

"Terminated Lender” has the meaning specified in Section 2.22.

"Title Policy” has the meaning specified in Section 3.1(g)(iii).

"TSL” has the meaning specified in the preamble hereto.

"Total Revolving Usage” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the L/C Issuer for any amount drawn under any Letter of Credit, but not yet so applied), and (b) the Letter of Credit Obligations.

"Trade Deposit” means a payment received by a Loan Party from a Person other than a Loan Party in the ordinary course of business for the purpose of acquiring materials to be processed into goods to be delivered to or at the direction of such Person at a future date.

"Transaction Costs” means the fees, costs and expenses payable by Company or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents, to the extent approved in writing by Agent.

"Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

"UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP 600” has the meaning specified therefor in Section 2.3(b)(ii).

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.14(c).

“Yield Maintenance Premium” has the meaning specified in Section 2.12(c).

Section 1.2	Accounting and Other Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine.

Section 1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension renewal or replacement thereof. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) in the case of obligations with respect to Bank Products, providing Bank Product Collateralization, (c) the receipt by L/C Issuer of cash collateral in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letters of Credit, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent, Service Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent and Service Agent reasonably determine is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (f) the termination of all of the Commitments of the Lenders. Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.

Section 1.4 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Agent, Service Agent, any Lender or L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II
LOANS AND LETTERS OF CREDIT

Section 2.1 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof,

(i) each Lender severally agrees to make, on the Closing Date, a Term Loan A to Borrowers in an amount equal to such Lender’s Term Loan A Commitment; and

(ii) each Lender severally agrees to make, after the Closing Date and at any time prior to the Term Loan B Commitment Termination Date, one or more Term Loan Bs to Borrowers in an aggregate amount equal to such Lender’s Term Loan B Commitment.

Borrowers may make only one borrowing under the Term Loan A Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.11(a) and Section 2.12, all amounts owed hereunder with respect to the Term Loan A and the Term Loan B shall be paid in full no later than the Term Loan A Maturity Date and the Term Loan B Maturity Date, respectively. Each Lender’s Term Loan A Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan A Commitment, if any, on such date. Each Lender’s Term Loan B Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan B after the Closing Date in an amount equal to such Lender’s Pro Rata Share (calculated in accordance with clause (b) of the definition thereof) of such funded Term Loan B. Each Lender’s Term Loan B Commitment shall terminate immediately and without further action on the earlier to occur of (i) the Term Loan B Maturity Date and (ii) the Term Loan B Commitment Termination Date after giving effect to the funding of such Lender’s Term Loan B Commitment, if any, on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Administrative Borrower shall deliver to Service Agent a fully executed Funding Notice no later than three Business Days prior to the Closing Date. Following the Closing Date, whenever Borrowers desire that Lenders make Term Loans, Administrative Borrower shall deliver to Service Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Term Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Term Loan shall be irrevocable on and after the date of receipt by the Service Agent, and Borrowers shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Service Agent of any Funding Notice, Service Agent shall notify each Lender of the proposed borrowing. Service Agent and Lenders (A) may act without liability upon the basis of written, facsimile or telephonic notice believed by Service Agent in good faith to be from Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from Administrative Borrower to Service Agent), (B) shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Term Loan on behalf of Borrowers until Service Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Lender shall make its Term Loan A and/or Term Loan B, as the case may be, available to Service Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Service Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Service Agent shall make the proceeds of the Term Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Service Agent from Lenders to be credited to the account of Company at Service Agent’s Principal Office or to such other account as may be designated in writing to Service Agent by Administrative Borrower.

(c) During the Term Loan B Commitment Period, drawings under the Term Loan B Commitments shall be (i) made in an aggregate minimum amount of $2,000,000, (ii) made on not more than four (4) different dates, and (iii) only drawn in order to repay or redeem Indebtedness identified by the Borrowers to the Agent and the Lenders in writing prior to the Closing Date.

Section 2.2 Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Revolving Usage exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.3(e), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever Borrowers desire that Lenders make Revolving Loans, Administrative Borrower shall deliver to Service Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan shall be irrevocable on and after the receipt thereof by the Service Agent, and Company shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Service Agent to each applicable Lender by facsimile or email with reasonable promptness, but (provided Service Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Service Agent’s receipt of such Notice from Administrative Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to Service Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Service Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Service Agent shall make the proceeds of such Revolving Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Service Agent from Lenders to be credited to the account of Borrowers at Service Agent’s Principal Office or such other account as may be designated in writing to Service Agent by Administrative Borrower.

(v) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agent, the Service Agent and the Lenders, the Borrowers, the Agent, Service Agent and the Lenders agree that the Service Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Service Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.2, subject to the procedures for settlement set forth in Sections 2.2(b)(viii) and (b)(ix); provided, however, that (a) the Service Agent shall in no event fund any such Revolving Loans if the Service Agent shall have received written notice from the Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 3.2 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Service Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 3.2 have been satisfied. If the Administrative Borrower gives a Funding Notice requesting a Revolving Loan and the Service Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Funding Notice requesting such Revolving Loan, the Service Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Service Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Service Agent, in immediately available funds, in the Service Agent’s Account no later than 3:00 p.m. (New York City time) (provided that the Service Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Service Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Service Agent in the Service Agent’s Account or the amount funded by the Service Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(vi) If the Service Agent has notified the Revolving Loan Lenders that the Service Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.2(b)(v), the Service Agent may assume that each such Revolving Loan Lender has made such amount available to the Service Agent on such day and the Service Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Service Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Service Agent by any such Revolving Loan Lender, the Service Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Service Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Base Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Service Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Service Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Service Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Service Agent, the Service Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Service Agent for its own account.

(vii) Nothing in this Section 2.2 shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Commitment hereunder or to prejudice any rights that the Service Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(viii) With respect to all periods for which the Service Agent has funded Revolving Loans pursuant to Section 2.2(b), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or on the last Business Day of any shorter period as the Service Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Service Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Service Agent requests payment from such Lender not later than 12:00 p.m. (New York City time) on such day) make available to the Service Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Service Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Service Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Service Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Service Agent or, as the case may be, the Service Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Service Agent and each Revolving Loan Lender under this Section 2.2(b)(viii) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ix) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.2(b)(viii), the Service Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Service Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Base Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Service Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Service Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Service Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Service Agent, the Service Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Service Agent for its own account. Nothing in this Section 2.2(b)(ix) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights that the Service Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(c) Protective Advances. Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, each of Agent and Service Agent is authorized by Borrowers and the Lenders, from time to time in such Agent’s or Service Agent’s sole discretion (but such Agent or Service Agent shall have absolutely no obligation to), to make disbursements or advances to Borrowers, which such Agent or Service Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans, Reimbursement Obligations and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as "Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Article III have not been satisfied. The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin for Revolving Loans. Each Protective Advance shall be secured by the Liens in favor of Agent in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.15(f). Borrowers shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by the applicable Agent. The applicable Agent shall notify each Lender and Borrowers in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. Without limitation to its obligations pursuant to Section 9.6, each Lender agrees that it shall make available to the applicable Agent, upon such Agent’s or Service Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Protective Advance. If such funds are not made available to the applicable Agent by such Lender, such Agent or Service Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the applicable Agent, at the Federal Funds Rate for three Business Days and thereafter at the Base Rate.

Section 2.3 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions hereof (including Section 2.2 hereof), upon request of the Administrative Borrower made in accordance herewith, the Service Agent shall issue or cause the issuance of standby and/or trade letters of credit (collectively, “Letters of Credit”) for the account of the Borrowers. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the lowest of (i) (A) the total Revolving Commitment minus (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) (A) the Borrowing Base minus (B) the aggregate principal amount of all Revolving Loans then outstanding, and (iii) the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the applicable rate in accordance with Section 2.7 and Section 2.9. Letters of Credit that have not been drawn upon shall not bear interest.

(b) Issuance of Letters of Credit.

(i) Subject to the terms hereof, the Administrative Borrower may request the Service Agent to issue or cause the issuance of a Letter of Credit by delivering to the Service Agent, at the Payment Office, prior to 12:00 p.m. (New York City time), at least 5 Business Days’ prior to the proposed date of issuance, the Service Agent’s form of letter of credit application (the "Letter of Credit Application”) completed to the reasonable satisfaction of the Service Agent and such other certificates, documents and other papers and information as the Service Agent may reasonably request.

(ii) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than 12 months after such Letter of Credit’s date of issuance (subject to automatic renewals) and in no event later than the date that is 15 days prior to the Revolving Commitment Termination Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revision thereof adhered to by the Issuer (“UCP 600”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), as determined by the Service Agent, and each trade Letter of Credit shall be subject to UCP 600.

(iii) The Service Agent shall use its reasonable efforts to notify the Agent and the Lenders of the request by the Borrowers for a Letter of Credit hereunder.

(c) Requirements For Issuance of Letters of Credit. The Administrative Borrower shall authorize and direct the L/C Issuer to name one or more Borrowers as the “Applicant” or “Account Party” of each Letter of Credit. If the Service Agent is not the L/C Issuer of any Letter of Credit, the Administrative Borrower shall authorize and direct the L/C Issuer to deliver to the Service Agent all instruments, documents, and other writings and property received by the L/C Issuer pursuant to such Letter of Credit and to accept and rely upon the Service Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the application therefor.

(d) Disbursements, Reimbursement.

(i) Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Service Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share (determined in accordance with paragraph (c) of the definition of “Pro Rata Share”) of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(ii) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Service Agent will promptly notify the Administrative Borrower. Provided that Borrowers shall have received such notice by 12:00 p.m. (New York City time), the Borrowers shall reimburse (such obligation to reimburse the Service Agent or any Lender together with any interest thereon pursuant to Section 2.7 and Section 2.9 shall sometimes be referred to as a “Reimbursement Obligation”) the Service Agent on behalf of the L/C Issuer and the Revolving Loan Lenders prior to 1:00 p.m. (New York City time) on such date that an amount is paid by the Service Agent on behalf of the L/C Issuer and the Revolving Loan Lenders under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the Service Agent. In the event the Borrowers fail to reimburse the Service Agent for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (New York City time) on the Drawing Date, the Service Agent will promptly notify each Revolving Loan Lender thereof, and the Borrowers shall be deemed to have requested that a Revolving Loan that is a Base Rate Loan be made by the Revolving Loan Lenders to be disbursed on the Drawing Date in respect of such Letter of Credit pursuant to Section 2.2 and subject to Sections 3.1 and 3.2 hereof. Any notice given by the Service Agent pursuant to this Section 2.3(d)(ii) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii) Each Revolving Loan Lender shall upon any notice pursuant to Section 2.3(d)(ii) make available to the Service Agent an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.3(d)(iv)) each be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in that amount. If any Revolving Loan Lender so notified fails to make available to the Service Agent the amount of such Lender’s Pro Rata Share of such amount by no later than 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (x) at a rate per annum equal to the Federal Funds Effective Rate during the first 3 days following the Drawing Date and (y) at a rate per annum equal to the interest rate on Revolving Loans that are Base Rate Loans on and after the 4th day following the Drawing Date. The Service Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Service Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Loan Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.3(d)(iii), provided that such Lender shall not be obligated to pay interest as provided in Section 2.3(d)(ii) until and commencing from the date of receipt of notice from the Service Agent of a drawing. Each Revolving Loan Lender’s payment to the Service Agent pursuant to this Section 2.3(d)(iii)(x) and (y) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Revolving Loan” from such Lender in satisfaction of its Participation Commitment under this Section 2.3(d).

(iv) With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Borrowers in whole or in part as contemplated by Section 2.3(d)(ii), because of the Borrowers’ failure to satisfy the conditions set forth in Section 3.2 (other than any notice requirements) or for any other reason, the Borrowers shall be deemed to have incurred from the Service Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Base Rate Loans.

(v) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (i) the Service Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (iii) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(e) Repayment of Participation Revolving Loans.

(i) Upon (and only upon) receipt by the Service Agent for its account of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Service Agent under the Letter of Credit with respect to which any Lender has made a Participation Revolving Loan to the Service Agent or (ii) in payment of interest on such a payment made by the Service Agent under such a Letter of Credit, the Service Agent will pay to each Revolving Loan Lender, in the same funds as those received by the Service Agent, the amount of such Lender’s Pro Rata Share of such funds, except the Service Agent shall retain the amount of the Pro Rata Share of such funds of any Revolving Loan Lender that did not make a Participation Revolving Loan in respect of such payment by the Service Agent.

(ii) If the Service Agent is required at any time to return to the Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrowers to the Service Agent pursuant to Section 2.3(e)(i) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Revolving Loan Lender shall, on demand of the Service Agent, forthwith return to the Service Agent the amount of its Pro Rata Share of any amounts so returned by the Service Agent plus interest at the Federal Funds Effective Rate.

(f) Documentation. The Borrowers agree to be bound by the terms of each Letter of Credit Application and by the L/C Issuer’s interpretations of each Letter of Credit issued for the Borrowers’ Loan Account and by the L/C Issuer’s written regulations and customary practices relating to letters of credit, though the L/C Issuer’s interpretations may be different from the Borrowers’ own. In the event of a conflict between any Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), the Service Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in any Letter of Credit or any modification, amendment or supplement thereto.

(g) Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Service Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(h) Nature of Participation and Reimbursement Obligations. Each Revolving Loan Lender’s obligation in accordance with this Agreement to make the Revolving Loans or Participation Revolving Loans as a result of a drawing under a Letter of Credit, and the obligations of the Borrowers to reimburse the Service Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.3 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the Service Agent, the Borrowers or any other Person for any reason whatsoever;

(ii) the failure of the Borrowers or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Revolving Loan Lenders to make Participation Revolving Loans under Section 2.3(d);

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower or any Revolving Loan Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Revolving Loan Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Person for whom any such transferee may be acting), the Service Agent or any Revolving Loan Lender or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrowers or any other party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Service Agent or any of the Service Agent’s Affiliates has been notified thereof;

(vi) except as provided in Section 2.3(g), any payment by the Service Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Service Agent or any of the Service Agent’s Affiliates to issue any Letter of Credit in the form requested by the Borrowers, unless the Service Agent has received written notice from the Administrative Borrower of such failure within 3 Business Days after the Service Agent shall have furnished Administrative Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on any Borrower or any Guarantor;

(x) any breach of this Agreement or any Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Revolving Commitment Termination Date shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing contained in this Section 2.3(h) shall be deemed to relieve the Service Agent or the L/C Issuer from any claim by the Borrowers for the gross negligence or willful misconduct of the Service Agent or the L/C Issuer, respectively, in respect of honoring or failing to honor any drawing under any Letter of Credit or otherwise in respect of any Letter of Credit, but any such claim may not be used as a defense to the reimbursement obligation for any such drawing.

(i) Indemnity. In addition to amounts payable as provided in Section 10.3, the Borrowers hereby agree to protect, indemnify, pay and save harmless the Service Agent and the L/C Issuer from and against any and all claims, demands, liabilities, damages, taxes, (except for the imposition of, or any change in the rate of, any taxes imposed on the net income of Agent, Service Agent, any Lender or the L/C Issuer by the jurisdiction in which such Person is organized or has its principal lending office), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which the Service Agent or any of the Service Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Service Agent or the L/C Issuer (as determined by a court of competent jurisdiction in a final nonappealable judgment) or (b) the wrongful dishonor by the Service Agent, the L/C Issuer, or any of the Service Agent’s or L/C Issuer’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any Governmental Acts. The obligations of the Borrowers under this Section 2.3(i) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) Liability for Acts and Omissions.

(i) As between the Borrowers and the Agent, Service Agent and the Lenders, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent, Service Agent and the Lenders shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Service Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrowers and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Service Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Service Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the Service Agent from liability for the Service Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Service Agent or the Service Agent’s Affiliates be liable to the Borrowers for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii) Without limiting the generality of the foregoing, the Service Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Service Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Service Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Service Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Service Agent under or in connection with the Letters of Credit issued by it or any documents or certificates delivered thereunder, if taken or omitted in good faith, in compliance with UCP 600 and ISP 98 Rules, as applicable, and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), shall not put the Service Agent under any resulting liability to any Borrower or any Lender.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Service Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Service Agent the amount of such Lender’s Loan requested on such Credit Date, Service Agent may assume that such Lender has made such amount available to Service Agent on such Credit Date and Service Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Service Agent by such Lender, Service Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Service Agent, at the customary rate set by Service Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Service Agent’s demand therefor, Service Agent shall promptly notify Administrative Borrower and Administrative Borrower shall immediately pay such corresponding amount to Service Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Service Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

Section 2.5 Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date shall be used by Company to satisfy a portion of the Existing Indebtedness, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement. The proceeds of the Term Loan B made after the Closing Date shall be applied by Borrowers to repay or redeem Indebtedness identified by the Borrowers to the Agent and the Lenders in writing prior to the Closing Date. The proceeds of the Revolving Loans, and Letters of Credit made after the Closing Date shall be applied by Borrowers for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions and to pay fees and expenses related to this Agreement. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Service Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Commitments and Loans (and stated interest therein) of each Lender from time to time (the "Register”). The Register shall be available for inspection by Administrative Borrower or Agent at any reasonable time and from time to time upon reasonable prior notice. Service Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates the entity serving as Service Agent to serve as such Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Service Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Administrative Borrower (with a copy to Service Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes.

Section 2.7 Interest.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Term Loan A, Term Loan B and Revolving Loans:

(A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Administrative Borrower and notified to Service Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Service Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Administrative Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Administrative Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Service Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Administrative Borrower and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in cash and in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

Section 2.8 Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan (in the case of a conversion to a LIBOR Rate Loan, equal to $500,000 and integral multiples of $100,000 in excess of that amount) from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrowers shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b) Administrative Borrower shall deliver a Conversion/Continuation Notice to Service Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and outstanding Letter of Credit Obligations and, to the extent permitted by applicable law, any interest payments on the Loans, outstanding Letter of Credit Obligations or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 3% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent, Service Agent or any Lender.

Section 2.10 Fees.

(a) Borrowers agree to pay to Lenders having Revolving Exposure commitment fees equal to (i) the average of the daily difference between (A) the Revolving Commitments, and (B) the sum of (1) the aggregate principal amount of outstanding Revolving Loans plus (2) the Letter of Credit Obligations, times (ii) 0.50% per annum;

All fees referred to in this Section 2.10(a) shall be paid to Service Agent as set forth in Section 2.15(a) and upon receipt, Service Agent shall promptly distribute to each Lender with a Revolving Commitment its Pro Rata Share thereof.

(b) Borrowers agree to pay to Lenders having Term Loan B Commitments a commitment fee equal to (i) any unused portion of their respective Term Loan B Commitments, times (ii) 0.50% per annum.

(c) All fees referred to in Section 2.10(a) and Section 2.10(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the first day of each month during the Revolving Commitment Period or Term Loan B Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date or Term Loan B Commitment Termination Date, as applicable.

(d) Borrowers agree to pay (i) to the Service Agent, for the ratable benefit of the Revolving Loan Lenders, a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in clause (ii) below) which shall accrue at a rate per annum equal to the L/C Fee Rate in effect at such time, times the daily balance of the Maximum Undrawn Amount of the Letters of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the Revolving Commitment Termination Date, and (ii) to the L/C Issuer, (A) a fronting fee of 0.25% per annum multiplied times the Maximum Undrawn Amount of each Letter of Credit, which fee shall be payable monthly in arrears on the first day of each month and on the Revolving Commitment Termination Date, and (B) any and all customary administrative, issuance, amendment, payment and negotiation charges (as per the L/C Issuer’s standard fee schedule) with respect to any Letters of Credit and all fees and expenses as agreed upon by the L/C Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse the Service Agent for any and all fees and expenses, if any, paid by the Service Agent to the L/C Issuer, which charges and fees shall be payable on demand or as otherwise mutually agreed upon by the Service Agent and the Borrowers (all of the foregoing fees and charges, collectively, the “Letter of Credit Fees”). Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the L/C Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(e) In addition to any of the foregoing fees, Company agrees to pay to Agent all fees payable by it in the Fee Letter in the amounts and at the times specified therein.

Section 2.11 Scheduled Repayments of Loans.

(a) Scheduled Term Loan Repayments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing December 31, 2013:

Fiscal Quarter	Term Loan A Repayments	Term Loan B Repayments
March 31, 2014	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers as of such date
June 30, 2014	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers as of such date
September 30, 2014	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers
December 31, 2014	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers
March 31, 2015	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers
June 30, 2015	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers
September 30, 2015	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers
December 31, 2015	$200,000	An amount equal to 0.50% of the aggregate Term Loan B advanced to the Borrowers
March 31, 2016 and each Fiscal Quarter ending thereafter	$500,000	An amount equal to 1.25% of the aggregate Term Loan B advanced to the Borrowers

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loan A or the Term Loan B, as the case may be, in accordance with Sections 2.12 and 2.13, as applicable; and (y) the Term Loan A and the Term Loan B, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan A Maturity Date and the Term Loan B Maturity Date, respectively.

Section 2.12 Voluntary Prepayments and Commitment Reductions.

(a) Voluntary Prepayments.

(i) In the case of Term Loans, any time after the 18 month anniversary of the Closing Date (provided that (x) Borrowers have not less than $5,000,000 of Availability immediately after giving effect to any such voluntary prepayment, (y) the principal amount of such voluntary prepayments of the Term Loans shall not exceed $5,000,000 in the aggregate in any Fiscal Year (or $7,500,000 in the aggregate in any Fiscal Year if the Company and its Subsidiaries are in pro forma compliance with a Fixed Charge Coverage Ratio of 1.00 to 1.00 or greater after giving effect to any such voluntary prepayment in excess of $5,000,000 in the aggregate in any Fiscal Year), and (z) the outstanding principal amount of the Term Loans may not be voluntarily prepaid to less than $10,000,000 unless in connection with such voluntary prepayment this Agreement is terminated and all Obligations are paid in full in cash in accordance with the terms herein), and, in the case of Revolving Loans, any time after the Closing Date:

(A) with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $3,000,000 and integral multiples of $100,000 in excess of that amount; and

(B) with respect to LIBOR Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $3,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Service Agent by 10:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Service Agent (and Service Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by facsimile, email or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a) with respect to Revolving Loans and Section 2.14(b) with respect to the Term Loans.

(b) Voluntary Commitment Reductions.

(i) Borrowers may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Service Agent (which original written or telephonic notice Service Agent will promptly transmit by facsimile, email or telephone to each applicable Lender), at any time after the 18 month anniversary of the Closing Date terminate in whole or permanently reduce in part (A) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Revolving Usage at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount and (ii) the total Revolving Commitments may not be reduced to less than $30,000,000 unless this Agreement is terminated and all Obligations are paid in full in cash in accordance with the terms herein.

(ii) Borrowers may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Agent and Service Agent (which original written or telephonic notice Service Agent will promptly transmit by facsimile, email or telephone to each applicable Lender), at any time after July 1, 2014 terminate in whole or permanently reduce in part the Term Loan B Commitments; provided, any such partial reduction of the Term Loan B Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(iii) Company’s notice to Service Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the Term Loan B Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving Commitment or the Term Loan B Commitment, as applicable, of each Lender proportionately to its Pro Rata Share thereof.

(c) Yield Maintenance Premium. If, on or prior to the 18 month anniversary of the Closing Date, Borrowers pay, for any reason (including, but not limited to, any optional or mandatory payment after the occurrence of an Event of Default or after acceleration of the Loans), all or any part of the principal balance of any Term Loan and/or any Commitment is reduced or terminated (other than (i) the termination of any Term Loan Commitment on the Closing Date or the date of the full funding of such Commitment or (ii) with respect to prepayments made pursuant to Section 2.13(e)), Borrowers shall pay to Service Agent, for the benefit of all Lenders entitled to a portion of such prepayment or reduction, an amount (the “Yield Maintenance Premium”) equal to (A) the difference between (1) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal prepayment or commitment reduction from the date of prepayment or reduction until the 18 month anniversary of the Closing Date, minus (2) the aggregate amount of interest Lenders would earn if the prepaid or reduced principal amount were reinvested for the period from the date of prepayment or reduction until the 18 month anniversary of the Closing Date at the Treasury Rate (the term “Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Service Agent on the date three (3) Business Days prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than thirty-six (36) months), plus (B) an amount equal to the Prepayment Premium that would otherwise be payable as if such prepayment had occurred on the day after the 18 month anniversary of the Closing Date. No amount will be payable pursuant to the foregoing provisions with respect to any prepayment of all or any part of any Loan after the 18 month anniversary of the Closing Date. Notwithstanding the foregoing, no Yield Maintenance Premium shall be due and payable with respect to prepayments under Section 2.13(a), Section 2.13(c) (solely with respect to Cash proceeds not in excess of $5,000,000) and Section 2.13(g) (solely with respect to tax refunds) in an aggregate amount not to exceed $10,000,000 during the period from the Closing Date until the first anniversary of the Closing Date.

(d) Call Protection. If, after the 18 month anniversary of the Closing Date, Borrowers pay, for any reason (including, but not limited to, any optional or mandatory payment after the occurrence of an Event of Default or after acceleration), all or any part of the principal balance of any Term Loan and/or any Commitment is reduced or terminated (other than (i) the termination of any Term Loan Commitments on the Closing Date or on the date of the full funding of such Commitment or (ii) with respect to prepayments made pursuant to Section 2.13(e)), Company shall pay to Service Agent, for the benefit of all Lenders entitled to a portion of such prepayment or reduction a prepayment premium (the “Prepayment Premium”) on the amount so prepaid or reduced as follows:

Relevant period (number of calendar months	Prepayment Premium as a
elapsed since the Closing Date)	percentage of the amount so
prepaid
After 18 and prior to 31	3.0%
on or after 31 and prior to 49	1.0%
on or after 49	0.0%

Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, sale, disposition or encumbrance (including that by operation of law or otherwise), the Yield Maintenance Premium, if any, and Prepayment Premium, if any, determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Yield Maintenance Premium and Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrowers agree that it is reasonable under the circumstances currently existing. The Yield Maintenance Premium, if any, and Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING YIELD MAINTENANCE PREMIUM AND PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers expressly agree that: (A) the Yield Maintenance Premium and Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Yield Maintenance Premium and Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Yield Maintenance Premium and Prepayment Premium; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledge that their agreement to pay the Yield Maintenance Premium and Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.

Section 2.13 Mandatory Prepayments.

(a) Asset Sales.

(i) No later than the first Business Day following the date of receipt by any Loan Party of any Net Proceeds from Asset Sales (other than any Asset Sale described in the Designated Transaction Letter) in excess of $500,000 in the aggregate in any Fiscal Year, Borrowers shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Proceeds; provided, so long as (x) no Default or Event of Default shall have occurred and be continuing, and (y) Administrative Borrower has delivered Agent prior written notice of Borrowers’ intention to apply such monies (the “Reinvestment Amounts”) to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Company or its Subsidiaries; provided that (i) the property or assets disposed of constituted Term Priority Collateral, (ii) such Reinvestment Amounts are used by a Loan Party to invest or reinvest in, or otherwise replace, repair, restore or purchase properties or assets constituting  Term Priority Collateral, (iii) the Reinvestment Amounts are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (iv) Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Company and its Subsidiaries shall have the option to apply such Reinvestment Amounts in an aggregate amount not to exceed $2,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Company and its Subsidiaries, in each case, unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any Reinvestment Amounts remaining in the cash collateral account shall be paid to Service Agent and applied in accordance with Section 2.14(b).

(ii) No later than the first Business Day following the date of receipt by any Loan Party of any Net Proceeds (and not the non-cash proceeds) of any Asset Sale described in the Designated Transaction Letter, Borrowers shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Proceeds (and not the non-cash proceeds).

(iii) Nothing contained in this Section 2.13(a) shall permit Company or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.9.

(b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries, or Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking or other casualty (other than up to $3,000,000 in any Fiscal Year of Net Proceeds from any business interruption insurance policy), Company shall prepay the Loans in an aggregate amount equal to such Net Proceeds (other than up to $3,000,000 in any Fiscal Year of Net Proceeds from any business interruption insurance policy); provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) Administrative Borrower has delivered Agent prior written notice of Borrowers’ intention to apply the Reinvestment Amounts to the costs of replacement of the properties or assets that are the subject of such condemnation, taking or other casualty or the cost of purchase or construction of other assets useful in the business of Company or its Subsidiaries, provided that (w) the property or assets subject to casualty or condemnation constituted Term Priority Collateral, (x) such Reinvestment Amounts are used by a Loan Party to invest or reinvest in, or otherwise replace, repair, restore or purchase properties or assets constituting Term Priority Collateral, (y) the Reinvestment Amounts are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (z) Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Company and its Subsidiaries shall have the option to apply such Reinvestment Amounts in an aggregate amount not to exceed (A) $3,000,000 in any Fiscal Year in the case of Real Property and (B) $3,000,000 in any Fiscal Year in the case of any other assets, in each case, to the costs of replacement of the assets that are the subject of such condemnation, taking or other casualty or the costs of purchase or construction of other assets useful in the business of Company and its Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any Reinvestment Amounts remaining in the cash collateral account shall be paid to Service Agent and applied in accordance with Section 2.14(b).

(c) Issuance of Equity Securities. On the date of receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, or (ii) for purposes approved in writing by Required Lenders), Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses. Any amounts prepaid pursuant to this Section 2.13(c) in excess of 50% of such proceeds shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(d) Issuance of Debt. On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2014), Borrowers shall, no later than ninety days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 4.00:1.00, and (ii) 50% of such Consolidated Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is less than 4.00:1.00. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of 75% (or, if applicable, 50%) of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f) Revolving Loans. Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Revolving Usage shall not at any time exceed the lesser of (a) the Borrowing Base then in effect and (b) the Revolving Commitments then in effect.

(g) Extraordinary Receipts. On the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts in excess of $100,000 in the aggregate in any Fiscal Year (or, in the case of tax refunds, $250,000 in any Fiscal Year), Borrowers shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such Extraordinary Receipts in excess of $100,000 (or, in the case of tax refunds, $250,000).

(h) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(e), Administrative Borrower shall deliver to Agent and Service Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under Section 2.12(c) or (d), if any, as the case may be. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Administrative Borrower shall promptly make an additional prepayment of the Loans, and Administrative Borrower shall concurrently therewith deliver to Agent and Service Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.14 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Revolving Loans. Any prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Prepayments by Type of Loans. (1) Any prepayment of any Term Loan pursuant to Section 2.12 and (2) except in connection with any Waivable Mandatory Prepayment provided for in Section 2.14(c), so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.13 (other than Section 2.13(f)), in each case, shall be applied as follows:

(i) the Proceeds from any prepayment pursuant to (x) any Asset Sale of any Revolver Priority Collateral pursuant to Section 2.13(a), (y) any insurance policy or condemnation award with respect to any Revolver Priority Collateral pursuant to Section 2.13(b) and (z) any Extraordinary Receipts with respect to any Revolver Priority Collateral pursuant to Section 2.13(g) shall be applied (A) first, to prepay the principal of the Revolving Loan until paid in full, (B) second, if an Event of Default has occurred and is continuing, to Cash Collateralize Letters of Credit, and (C) third, to prepay the principal of the Term Loans in the inverse order of maturity until paid in full;

(ii) the proceeds from any prepayment pursuant to (x) any Asset Sale of any Term Priority Collateral pursuant to Section 2.13(a), (y) any insurance policy or condemnation award with respect to any Term Priority Collateral pursuant to Section 2.13(b) and (z) any Extraordinary Receipts with respect to any Term Priority Collateral pursuant to Section 2.13(g) shall be applied (A) first, to prepay the principal of the Term Loans in the inverse order of maturity until paid in full, (B) second, to prepay the principal of the Revolving Loan until paid in full, and (C) third, if an Event of Default has occurred and is continuing, to Cash Collateralize Letters of Credit;

(iii) the proceeds from any prepayment pursuant to an Asset Sale of all or substantially all of the assets or Capital Stock of any Person or any insurance which Asset Sale or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be applied in a manner mutually determined by the Agent and Service Agent acting reasonably and in good faith; and

(iv) the proceeds from any prepayment event set forth in Section 2.13(c), Section 2.13(d), Section 2.13(e) or Section 2.13(g) (other than any such proceeds applied pursuant to clauses (b)(i) or (b)(ii) above) shall be applied, (A) first, to prepay the principal of the Term Loans in the inverse order of maturity until paid in full, (B) second, to prepay the principal of the Revolving Loan until paid in full, and (C) third, if an Event of Default has occurred and is continuing, to Cash Collateralize Letters of Credit; provided that, notwithstanding the foregoing, Proceeds from (x) working capital adjustments in connection with any purchase price adjustment or (y) any purchase price adjustments in connection with a purchase agreement where the Proceeds of Revolving Loans were used to pay the purchase consideration, in each case, shall be applied to the payment of the Revolving Loans until paid in full.

(v) Notwithstanding the foregoing, the Proceeds of all prepayments pursuant to any asset sale of Specified Term Priority Collateral, any insurance policy or condemnation award with respect to Specified Term Priority Collateral and any Extraordinary Receipts with respect to Specified Term Priority Collateral shall not be applied to the Revolving Loans or to Cash Collateralize any Letters of Credit.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrowers are required to make any mandatory prepayment (a "Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Borrowers are required to make such Waivable Mandatory Prepayment, Administrative Borrower shall notify Service Agent of the amount of such prepayment, and Service Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount (the “Declined Proceeds”). Each such Lender may exercise such option by giving written notice to Administrative Borrower and Service Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Administrative Borrower and Service Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrowers shall pay to Service Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loan A and Term Loan B in accordance with Section 2.14(b)), and (ii) to the extent of any excess, to Borrowers for working capital and general corporate purposes.

(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans; Application of Prepayments to Term Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.17(c). All prepayments of Term Loans shall be made ratably between the Term Loan A and the Term Loan B.

(e) Application Event; Interest and Fees. At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(h). Nothing contained herein shall modify the provisions of Section 2.12(c), Section 2.12(d) or Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Yield Maintenance Premium and Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.15 General Provisions Regarding Payments.

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Service Agent, for the account of Lenders, not later than 12:00 p.m. (New York City time) to Service Agent’s Account funds received by Service Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, the Yield Maintenance Premium, the Prepayment Premium and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.

(c) Service Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Service Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Service Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) Borrowers hereby authorize Service Agent to charge Borrowers’ accounts with Service Agent or any of its Affiliates in order to cause timely payment to be made to Service Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). The Lenders and Borrowers also hereby authorize Service Agent to, and Service Agent may, from time to time, charge the Loan Account with any amount due and payable by Borrowers under any Loan Document. Each of the Lenders and Borrowers agrees that Service Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied. Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Lenders to Borrowers, funded by Service Agent on behalf of the Lenders and subject to Section 2.2. The Lenders and Borrowers confirm that any charges which Service Agent may so make to the Loan Account as herein provided will be made as an accommodation to Borrowers and solely at Service Agent’s discretion, provided that Service Agent shall from time to time upon the request of Agent, charge the Loan Account of Borrowers with any amount due and payable under any Loan Document.

(g) Service Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Service Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Service Agent shall give prompt telephonic notice to Administrative Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non- conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest and Letter of Credit Fees shall continue to accrue on any principal outstanding or Letter of Credit outstanding as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h) At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agent or Service Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by Agent or Service Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

(i) except to the extent provided in clause (iii) below, with respect to Revolver Priority Collateral Proceeds and payments made using Revolver Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due and payable to the Agent, Service Agent or the L/C Issuer until paid in full; provided, that, the foregoing shall not include any such amounts with respect to Environmental Liabilities and Costs incurred in connection with the foreclosure upon (or other exercise of secured creditor rights and remedies solely with respect to), or ownership of, Specified Term Priority Collateral by Agent or any Term Loan Lender (or any entity created by Agent or the Term Loan Lenders for purposes of owning Specified Term Priority Collateral on behalf of the Agent or Term Loan Lenders); (B) second, ratably to pay the Obligations in respect of any fees (excluding any Yield Maintenance Premium and Prepayment Premium) (including Letter of Credit Fees payable to the Revolving Loan Lenders), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Protective Advances until paid in full; (D) fourth, ratably to pay principal of the Protective Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateralization in respect of such Obligations) until paid in full; (G) seventh, ratably to pay the Bank Product Obligations in an amount not to exceed the amount of the Bank Product Reserve; (H) eighth, ratably to pay the Obligations in respect of any fees (excluding any Yield Maintenance Premium and Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (I) ninth, ratably to pay interest then due and payable in respect of the Term Loans until paid in full; (J) tenth, ratably to pay principal of the Term Loans until paid in full; (K) eleventh,  ratably to pay any Yield Maintenance Premium and Prepayment Premium then due and payable in respect of the Revolving Commitment until paid in full, (L) twelfth,  ratably to pay any Yield Maintenance Premium and Prepayment Premium then due and payable in respect of the Term Loans until paid in full; (M) thirteenth, ratably to pay the Bank Product Obligations to the extent not paid under clause (G) above, and (N) fourteenth,  to the ratable payment of all other Obligations then due and payable until paid in full;

(ii) except to the extent provided in clause (iii) below, with respect to Term Priority Collateral Proceeds and payments made using Term Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agent and Service Agent until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Yield Maintenance Premium and Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Protective Advances until paid in full; (D) fourth, ratably to pay principal of the Protective Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Term Loans until paid in full; (F) sixth, ratably to pay principal of the Term Loans until paid in full; (G) seventh, ratably to pay the Obligations in respect of any fees (excluding any Yield Maintenance Premium and Prepayment Premium) (including Letter of Credit Fees and out-of-pocket charges assessed in connection with any Letters of Credit payable to the L/C Issuer or the Revolving Loan Lenders), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (H) eighth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (I) ninth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateralization in respect of such Obligations) until paid in full; (J) tenth, ratably to pay the Bank Product Obligations in an amount not to exceed the amount of the Bank Product Reserve; (K) eleventh, ratably to pay any Yield Maintenance Premium and Prepayment Premium then due and payable and payable in respect of the Term Loans until paid in full, (L) twelfth, ratably to pay any Yield Maintenance Premium and Prepayment Premium then due and payable in respect of the Revolving Commitment until paid in full; (M) thirteenth, ratably to pay the Bank Product Obligations to the extent not paid under clause (J) above, and (N) fourteenth, to the ratable payment of all other Obligations then due and payable until paid in full, provided that, notwithstanding the foregoing, Proceeds of Specified Term Priority Collateral shall not be applied to pay the Obligations in clauses (G), (H), (I), (J), (L) and (M) above; and

(iii) with respect to the Proceeds of any Asset Sale of all or substantially all of the assets or Capital Stock of any Person or any insurance which Asset Sale or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied in a manner mutually determined by the Agent and Service Agent acting reasonably and in good faith.

(i) For purposes of Section 2.15(h) (other than clause (N) of Section 2.15(h)(i) and clause (N) of Section 2.15(h)(ii)) “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (N) of Section 2.15(h)(i) and clause (N) of Section 2.15(h)(ii), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(j) In the event of a direct conflict between the priority provisions of Section 2.15(h) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(h) shall control and govern.

Section 2.16 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Loans of the same Class, then the Lender receiving such proportionately greater payment shall (a) notify Service Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Loans of the same Class in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Loan Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by such Loan Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.17 Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Service Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Service Agent shall on such date give notice (by facsimile, email or by telephone confirmed in writing) to Administrative Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Service Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Administrative Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Administrative Borrower.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Borrower and Service Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile, email or by telephone confirmed in writing) to Administrative Borrower and Service Agent of such determination (which notice Service Agent shall promptly transmit to each other Lender). Thereafter (A) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Administrative Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Administrative Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Administrative Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile, email or by telephone confirmed in writing) to Service Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Service Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Administrative Borrower.

(d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

Section 2.18 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include L/C Issuer for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Administrative Borrower (with a copy to Service Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include L/C Issuer for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Administrative Borrower from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Administrative Borrower (with a copy to Service Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.19 Taxes; Withholding, etc.

(a) Withholding of Taxes. All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient’s net income (however denominated) and franchise Taxes imposed on the recipient, in both cases, (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office i located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.19 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.19(d) and (iv) Taxes imposed under FATCA (all such non-excluded Taxes, collectively or individually, "Indemnified Taxes”). If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnitee Tax or Other Tax from any sum paid or payable by any Loan Party to Agent, Service Agent or any Lender (which term shall include L/C Issuer for purposes of this Section 2.19(a)) under any of the Loan Documents: (1) Administrative Borrower shall notify Service Agent of any such requirement or any change in any such requirement as soon as Administrative Borrower becomes aware of it; (2) Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on Agent, Service Agent or such Lender, as the case may be) on behalf of and in the name of Agent, Service Agent or such Lender; (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent, Service Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Company shall deliver to Service Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(b) Other Taxes. The Loan Parties shall pay to the relevant Governmental Authorities any present or future stamp or documentary Taxes or any other excise or property Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Service Agent and any Lender evidence reasonably satisfactory to Service Agent and Lenders that such Other Taxes have been paid to the relevant Governmental Authority.

(c) Tax Indemnification. The Loan Parties hereby jointly and severally indemnify and agree to hold Agent, Service Agent and Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.19) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten days from the date on which Agent, Service Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d) Evidence of Exemption From U.S. Withholding Tax.

(i) Each Lender (which term shall include L/C Issuer for purposes of this Section 2.19(d)(i)) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a "Non-US Lender”) shall deliver to Service Agent (for transmission to Administrative Borrower upon Administrative Borrower’s written request), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Service Agent (in its reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.19(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Service Agent (for transmission to Administrative Borrower upon Administrative Borrower’s written request) two new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Service Agent and Administrative Borrower of its inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to that such Non-US Lender is not legally able to deliver.

(ii) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Borrower and Service Agent at the time or times prescribed by Law and at such time or times reasonably requested by Administrative Borrower or Service Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Borrower or Service Agent as may be necessary for Administrative Borrower and Service Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(d)(ii), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to Section 2.19(d)(i) that such Non-US Lender is not legally able to deliver.

(iii) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Service Agent (for transmission to Administrative Borrower upon Administrative Borrower’s written request), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Service Agent (in its reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

Section 2.20 Obligation to Mitigate. Each Lender (which term shall include L/C Issuer for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Administrative Borrower (with a copy to Service Agent) shall be conclusive absent manifest error.

Section 2.21 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan, Term Loan or its portion of any unreimbursed payment under Section 2.3(d) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans or Term Loans shall, if Service Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans or Term Loans of other Lenders as if such Defaulting Lender had no Revolving Loans or Term Loans outstanding and the Revolving Exposure and the outstanding Term Loan Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans or Term Loans shall, if Service Agent so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans or Term Loans of other Lenders (but not to the Revolving Loans or Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans or Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Revolving Usage as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment or Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by a Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender with respect to any Funding Default and which Service Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

Section 2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Administrative Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Administrative Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Administrative Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Agent and Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Administrative Borrower to remove such Increased-Cost Lender), by giving written notice to Administrative Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, Agent may not make such election with respect to any Terminated Lender that is also the L/C Issuer unless, prior to the effectiveness of such election, Service Agent shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.23 Rights of Borrowers against Defaulting Lenders. Except as expressly provided herein, nothing contained herein shall be construed to waive or limit the Borrowers’ rights and remedies against a Defaulting Lender.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1 Closing Date. The obligation of each Lender or L/C Issuer, as applicable, to make a Credit Extension or Service Agent to procure any Letter of Credit on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Loan Documents. Agent shall have received sufficient copies of each Loan Document (including, without limitation, the Subordination Agreements) originally executed and delivered by each applicable Loan Party for each Lender.

(b) Organizational Documents; Incumbency. Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1, and shall be reasonably satisfactory to the Agent.

(d) Existing Indebtedness. On the Closing Date, Company and its Subsidiaries shall have (i) contemporaneously with the funding of the Term Loan A and the Revolving Loans to be made on the Closing Date, repaid in full all Existing Indebtedness (other than a portion of the Existing Convertible Notes in the aggregate principal amount not in excess of $27,000,000, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) entered into an amendment to the Existing Convertible Notes in form and substance satisfactory to Agent, (iv) delivered to Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (v) made arrangements reasonably satisfactory to Agent with respect to the cancellation or cash collateralization of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto.

(e) Sources and Uses. On or prior to the Closing Date, Company shall have delivered to Agent Company’s reasonable best estimate of all sources and uses of Cash and other proceeds on the Closing Date.

(f) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Material Real Estate Assets. In order to create in favor of Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in the Material Real Estate Assets listed on Schedule 3.1(g), Agent shall have received from each applicable Loan Party:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset listed in Schedule 3.1(g);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in each jurisdiction in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such jurisdiction and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Agent with respect to each such Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each such Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Agent and (B) evidence satisfactory to Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Agent; and

(v) ALTA surveys of all such Real Estate Assets, certified to Agent.

(h) Personal Property Collateral. In order to create in favor of Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Agent shall have received:

(i) evidence reasonably satisfactory to Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein and a duly executed authorization to pre-file UCC-1 financing statements), together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and each Mortgage and (B) evidence reasonably satisfactory to Agent of the filing of such UCC-1 financing statements;

(ii) A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (A) a Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Loan Party, and (B) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to clause (b) of the definition of Permitted Indebtedness) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Agent.

(i) Environmental Reports. Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Material Real Estate Assets listed on Schedule 3.1(g).

(j) Financial Statements; Projections. Lenders shall have received from Company (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, and reflecting the financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Agent, and (iii) the Projections.

(k) Evidence of Insurance. Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, in form and substance reasonably satisfactory to Agent.

(l) Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Lowenstein Sandler LLP, counsel for Loan Parties, (ii) Arnold S. Graber, General Counsel of the Loan Parties, (iii) Cohen & Grigsby, P.C., Pennsylvania counsel for Loan Parties, (iv) Baker Hostetler LLP, Ohio, Texas and Illinois counsel for Loan Parties, and (v) Adams and Reese LLP, Alabama counsel for Loan Parties, in each case, as to such matters as Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agent, Service Agent and Lenders).

(m) Fees. Company shall have paid to Agent the fees payable on the Closing Date referred to in the Fee Letter and Section 2.10(e).

(n) Solvency Certificate. On the Closing Date, Agent shall have received a Solvency Certificate of the Company executed on its behalf by its chief financial officer substantially in the form of Exhibit F-2, dated as of the Closing Date and addressed to the Agent, Service Agent and Lenders, and in form, scope and substance reasonably satisfactory to the Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated herein, Company and its Subsidiaries are and will be Solvent.

(o) Closing Date Certificate. Company shall have delivered to the Agent and Service Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) Closing Date. Lenders shall have made the initial Term Loans to Company on or before November 22, 2013.

(q) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Agent, singly or in the aggregate, materially impairs the repayment of the Existing Indebtedness, the financing thereof or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r) Due Diligence. Agent and Service Agent shall have completed their business, legal, and collateral due diligence, including, without limitation, (i) a collateral audit and review of Company’s and its Subsidiaries’ books and records and verification of the Loan Parties’ representations and warranties to the Agent, Service Agent and the Lenders, the results of which shall be reasonably satisfactory to Agent and Service Agent, (ii) an inspection of each of the locations where Company’s and its Subsidiaries’ Equipment is located, the results of which shall be reasonably satisfactory to Agent and Service Agent, (ii) an inspection of each of the locations where Company and its Subsidiaries’ Inventory is located, (iii) completion of background reference checks for management of the Loan Parties, the results of which shall be reasonably satisfactory to Agent and Service Agent, (iv) review of the Loan Parties’ insurance policies, the results of which shall be reasonably satisfactory to Agent and Service Agent, (v) review of the Loan Parties’ Material Contracts, the results of which shall be reasonably satisfactory to Agent and Service Agent, and (vi) customer calls with Loan Parties’ customers, the results of which shall be reasonably satisfactory to Agent and Service Agent.

(s) Accounting Due Diligence Report. Agent shall have received a third-party accounting due diligence report with respect to Company and its Subsidiaries, the results of which are satisfactory to Agent.

(t) Minimum EBITDA. The pro forma financial statements delivered pursuant to Section 3.1(j) shall demonstrate in form and substance reasonably satisfactory to Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Company shall have generated trailing twelve month Consolidated EBITDA of at least $17,100,000 with adjustments subject to Agent’s reasonable satisfaction.

(u) Minimum Liquidity. The Company shall have a minimum of $20,000,000 of Closing Consolidated Liquidity immediately after giving effect to the transactions contemplated hereby to occur on the Closing Date, including, without limitation, after giving effect to all amounts to be borrowed and paid on the Closing Date).

(v) Maximum Senior Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(j) shall demonstrate in form and substance reasonably satisfactory to Agent and Service Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) the sum of (a) the outstanding Loans as of the Closing Date and (b) the aggregate outstanding obligations under all Capital Leases of the Company and its Subsidiaries as of the Closing Date to (ii) pro forma Consolidated EBITDA for the most recent twelve calendar month period ending at least thirty-one (31) days prior to the Closing Date shall not be greater than 8.00:1.00.

(w) No Material Adverse Effect. Since December 31, 2012, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(x) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

(y) Service of Process. On the Closing Date, Agent shall have received satisfactory evidence that the Company has appointed (on behalf of itself and each of its Subsidiaries) an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Agent notice of any resignation of such service agent or other termination of the agency relationship.

(z) Bank Regulations. Agent and Service Agent shall have received all documentation and other information reasonably requested that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Agent and Service Agent.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Agent, Service Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or L/C Issuer to issue , or Service Agent to procure any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Agent and Service Agent shall have received a fully executed and delivered Funding Notice or a Letter of Credit, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Revolving Usage shall not exceed the lesser of (1) the Borrowing Base then in effect and (2) Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Agent, Service Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or Default;

(v) on or before the date of issuance of any Letter of Credit, Service Agent shall have received all documents or information as L/C Issuer may reasonably require in connection with the issuance of such Letter of Credit;

(vi) the Loan Parties shall have paid all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, the Fee Letter, Section 2.10, and Section 10.2 hereof;

(vii) the making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to Agent, Service Agent, any Lender or L/C Issuer; and

(viii) with respect to any Credit Extension, the use of proceeds of which is intended to finance a Permitted Acquisition, Agent shall have received evidence that the related acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance satisfactory to Agent in its reasonable discretion.

Agent, Service Agent or Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of Agent, Service Agent or Required Lender such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer of Company in a writing delivered to Service Agent. In lieu of delivering a Notice, Company may give Service Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Service Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Service Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Service Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce Agent, Service Agent, Lenders and L/C Issuer to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to Agent, Service Agent, Lenders and L/C Issuer, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated hereby):

Section 4.1 Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of a Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.2 Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of any of Company’s Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of Company’s Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.3 Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4 No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.5 Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing and/or recordation, as of the Closing Date.

Section 4.6 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole. The pro forma consolidated balance sheet of Company and its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated hereby to occur on the Closing Date, certified by the chief financial officer of Company, a copy of which has been furnished to each Lender, fairly presents in all material respects the pro forma financial condition of Company and its Subsidiaries as of such date.

Section 4.8 Projections. On and as of the Closing Date, the Projections of Company and its Subsidiaries for the period of Fiscal Year 2013 through and including Fiscal Year 2014 including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable. Such Projections, as so updated, shall be believed by Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Company, and shall have been based on assumptions believed by Company to be reasonable at the time made and upon the best information then reasonably available to Company, and as of the date hereof Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are not attainable.

Section 4.9 No Material Adverse Effect. Since December 31, 2012 no event, circumstance or change has occurred that constitutes, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Company and its Subsidiaries have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of every kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists, except (i) such claims as have arisen in the ordinary course of business and that are not yet past due, and (ii) such claims in an aggregate amount not to exceed $750,000.

Section 4.11 Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (other than taxes, assessments, fees and other governmental charges in an amount not to exceed $300,000). Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12 Properties.

(a) Title. Each of Company and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment and (iii) the termination date under each lease or sublease. Each agreement described in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Loan Party, no other party to any such agreement is in default of its obligations thereunder, and no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13 Environmental Matters. Except as set forth on Schedule 4.13:

(a) No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest.

(b) There has been no Release or threatened Release of Hazardous Materials and, to the best knowledge of each Loan Party, there are no Hazardous Materials present in violation in any material respect of Environmental Law at any of the properties currently or formerly owned or operated by any Loan Party or any predecessor in interest, or to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest or related entity.

(c) The operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance in all material respects with all Environmental Laws.

(d) Each Loan Party holds and is in compliance in all material respects with Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by such Loan Party.

(e) To the best knowledge of each Loan Party, no event or condition has occurred or is occurring with respect to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party.

(f) No Loan Party has received any notification pursuant to any Environmental Laws that (i) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated,

(g) The Loan Parties have made available to the Agent true and complete copies of all environmental reports, audits and investigations in the possession of the Loan Parties related to the Real Property or the operations of the Loan Parties.

Section 4.14 No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect, no Loan Party is in default thereunder, and, to the best of the Loan Parties’ knowledge, no counterparty to such contracts is in default thereunder (other than as described in Schedule 4.15 or in such updates).

Section 4.16 Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17 Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18 Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.19 Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20 Certain Fees. Except for fees payable by the Loan Parties to Cowen and Company, LLC, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.21 Solvency. Each Loan Party is and, upon the incurrence of any Credit Extension by such Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.22 Related Agreements.

(a) Delivery. Company has delivered to Agent complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the date hereof.

(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Loan Party in any Related Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Related Agreements to the contrary, the representations and warranties of each Loan Party set forth in this Section 4.22 shall, solely for purposes hereof, survive the Closing Date for the benefit of Agent, Service Agent and the Lenders.

(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements have been obtained and are in full force and effect.

Section 4.23 Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with (i) its organizational documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24 Intellectual Property. Each of Company and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.24 is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Company or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that Company may amend Schedule 4.24 to add additional intellectual property so long as such amendment occurs by written notice to Agent at the time that Company provides its Compliance Certificate pursuant to Section 5.1(d).

Section 4.25 Inventory and Equipment. The Inventory of Company and its Subsidiaries is located only at, or in-transit between or to, the locations identified on Schedule 4.25 (as such schedule may be update pursuant to Section 5.12). The Equipment (other than vehicles or Equipment out for repair) of Company and its Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between or to, the locations identified on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.12). Each of Company and its Subsidiaries keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the Book Value thereof.

Section 4.26 Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of such Company or any of its Subsidiaries, or (b) any of Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of Company or its Subsidiaries, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.27 Insurance. Each of Company and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.27 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

Section 4.28 Common Enterprise. The successful operation and condition of the Loan Parties collectively is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole. Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.29 Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect.

Section 4.30 Bank Accounts and Securities Accounts. Schedule 4.30 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.31 Security Interests. Each Pledge and Security Agreement creates in favor of Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 3.1(h), the recording of the Collateral Assignments for Security referred to in each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the submission of an appropriate application requesting that the Lien of Agent be noted on the certificate of title or ownership for any motor vehicle, completed and authenticated by the applicable Loan Party, together with the certificate of title or ownership, with respect to such motor vehicle, to the applicable state agency, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

Section 4.32 PATRIOT ACT and FCPA. To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act ) of 2001 (the "PATRIOT Act”). Neither the Loan Parties nor any of their officers, directors, employees, agents or shareholders acting on the Loan Parties’ behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). None of the Loan Parties nor any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws. None of the Loan Parties, nor any Affiliates of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is a Blocked Person. None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 4.33 Managerial Assistance and Related Persons. Each Loan Party represents and warrants that (a) TSL has offered to make available to each of them “significant managerial assistance” (as defined in Section 2(a)(47) of the Investment Company Act of 1940) and, to the extent any Loan Party accepts such offer from TSL, the scope, terms and conditions of such significant managerial assistance are set forth in a separate agreement between such Loan Party and TSL and (b) it is not a “person” related to TSL as described in Section 57(b) or 57(e) of the Investment Company Act of 1940.

Section 4.34 Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in the other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.35 Indebtedness. Set forth on Schedule 4.35 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date

Section 4.36 Use of Proceeds. The proceeds of the Term Loans, if any, made on the Closing Date shall be applied by Borrowers to satisfy a portion of the Existing Indebtedness, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement. The proceeds of the Term Loan B made after the Closing Date shall be applied by Borrowers to repay or redeem Indebtedness identified by the Borrowers to the Agent and the Lenders in writing prior to the Closing Date. The proceeds of the Revolving Loans, and Letters of Credit made after the Closing Date shall be applied by Borrowers for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions

ARTICLE V
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1 Financial Statements and Other Reports. Unless otherwise provided below, Company will deliver to Agent and Lenders.

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (including the month which began prior to the Closing Date), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), a Financial Officer Certification and a Narrative Report with respect thereto;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the (i) first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and, (ii) fourth Fiscal Quarter of each Fiscal Year, drafts of such balance sheets, statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries), setting forth in the case of the first three Fiscal Quarters of each Fiscal Year in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of CohnReznick LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (such report shall also include (1) a detailed summary of any audit adjustments; (2) a reconciliation of any audit adjustments or reclassifications to the previously provided quarterly financials; and (3) restated quarterly financials for any impacted periods);

(d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Section 5.1(b) or Section 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent;

(f) Notice of Default. Promptly (but in any event within three (3) Business Days) upon any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly (but in any event within three (3) Business Days) upon any officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly (but in any event within three (3) Business Days) upon any officer becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent or Service Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through such periods as Company customarily provides such projections (which shall be at least annual projections), and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agent and Service Agent;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of Company or any of its Subsidiaries;

(l) Notice Regarding Material Contracts. Promptly (but in any event within ten (10) Business Days) (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Agent, and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. Within ten (10) days following the receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which have resulted in or are reasonably likely to result in a material Environmental Claim asserted against any Loan Party or in any material Environmental Liabilities and Costs of any Loan Party;

(n) Information Regarding Collateral. Each Loan Party will furnish to Agent prior written notice of any change (a) in any Loan Party’s corporate name, (b) in any Loan Party’s identity or corporate structure, or (c) in any Loan Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Loan Party also agrees promptly to notify Agent if any material portion of the Collateral is damaged or destroyed;

(o) Annual Collateral Verification. Each year commencing in 2015, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Agent an Officer’s Certificate either (a) confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Aging Reports. Together with each delivery of financial statements of Company and each other Loan Party pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) (and, in the case of clause (ii) below, with each delivery of a Borrowing Base Certificate in accordance with Section 5.1(q)), (i) a summary of the accounts receivable aging report of each Loan Party as of the end of such period, (ii) a summary of accounts payable aging report of each Loan Party as of the end of such period and (iii) a report listing all Inventory of the Loan Parties, and containing a breakdown of such Inventory by type and amount, the lower of the cost or the current market value thereof (by location) and such other information as Agent or Service Agent may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Agent and Service Agent;

(q) Borrowing Base Certificate and Weekly Collateral Reporting.

(i) On the 20th day of each month: a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding month, containing such detail and other information as Agent or Service Agent may reasonably request from time to time; provided that (A) subject to Section 5.1(q)(ii), the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by Service Agent but not including the date on which a subsequent Borrowing Base Certificate is received by Service Agent, unless Agent or Service Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to Company, (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the more conservative approach of Agent’s and Service Agent’s reasonable good faith business judgment shall control, and (C) the Inventory shall be updated on a monthly basis component of the Borrowing Base; and

(ii) Without limiting any other rights of Agent or Service Agent, upon Agent’s or Service Agent’s request, Company shall provide Agent and Service Agent on a weekly basis with a schedule of Accounts, collections received and credits issued on a weekly basis (such schedule of Accounts, collections received and credits issued, collectively, the “Weekly Collateral Reporting”) prepared on a weekly or more frequent basis as Agent or Service Agent may, in good faith, request upon the occurrence of any of the following events: (A) an Event of Default or Default, (B) failure by Company to deliver any Borrowing Base Certificate in accordance with this Section 5.1(q), (C) upon Agent’s or Service Agent’s good faith belief, any information contained in any Borrowing Base Certificate provided under this Section 5.1(q) is incomplete, inaccurate or misleading, or (D) Availability is less than $3,000,000 (it being understood that once Company is required by Agent or Service Agent to provide Weekly Collateral Reporting on a weekly basis in accordance with this Section 5.1(q), Company shall continue to provide Weekly Collateral Reporting to Agent and Service Agent on a weekly basis unless and until (1) no Event of Default or Default has occurred and is then continuing, (2) Availability exceeds $5,000,000 for at least 30 consecutive days, and (3) Company has otherwise complied with its obligation to deliver Weekly Collateral Reporting to Agent and Service Agent in accordance with the provisions hereof and such Weekly Collateral Reporting is complete and accurate (and not misleading) in all respects, in Agent’s and Service Agent’s reasonable discretion; thereafter, Company shall deliver Borrowing Base Certificates in accordance with this Section 5.1(q)). Notwithstanding the foregoing, the parties to this Agreement hereby agree that Company shall provide Weekly Collateral Reporting to Agent and Service Agent on a weekly basis until the conditions in subclauses (1), (2) and (3) are satisfied;

(r) Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Loan Party; and

(s) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party or any employee of a Loan Party (other than a routine inquiry), (C) promptly upon receipt thereof, notice of any investigation by a Governmental Authority of any Loan Party or any employee of a Loan Party, including, without limitation, with respect to activities that could have an adverse impact on the Loan Parties’ licenses and permits, (D) promptly upon receipt thereof, notice of any Loan Party or any employee of a Loan Party being charged with, or convicted of, a crime that is required to be reported to any Governmental Authority that issues any license or permit to any Loan Party, (E) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof and (F) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Agent or Service Agent.

Section 5.2 Existence. Except as otherwise permitted under Section 6.9, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.3 Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, file all tax returns required to be filed by Company or any of its Subsidiaries and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

Section 5.4 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.5 Insurance.

(a) The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (1) name Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Agent, that names Agent, on behalf of Secured Parties as the loss payee thereunder.

(b) Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at least thirty (30) days’ prior written notice to Agent of the cancellation or substantial modification thereof. Receipt of such notice shall entitle Agent (but Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

(c) Agent acknowledges that the insurance policies in force on the Closing Date hereof satisfy the requirements of this Section 5.5 on the Closing Date.

Section 5.6 Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Agent, Service Agent or any Lender (including employees of Agent, Service Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Agent or Service Agent,) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including, subject to Section 5.9, Phase I Environmental Site Assessments and, based upon the results of the Phase I Environmental Site Assessments, Phase II Environmental Site Assessments), to conduct audits, valuations and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested. The Loan Parties agree to pay (i) $1,000 per day plus the out-of-pocket costs and expenses of the examiner and any employees of the Agent, Service Agent and the Lenders incurred in connection with all such visits for business purposes related to the Collateral, audits, inspections, valuations and field examinations and (ii) the costs of all visits for business purposes related to the Collateral, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agent, Service Agent and the Lenders, provided that, in the absence of a continuing Event of Default, the Loan Parties shall not be obligated to pay for more than (x) one visitation/appraisal in any Fiscal Year and (y) two audits, inspections and field examinations in any Fiscal Year. The Loan Parties acknowledge that Agent or Service Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Agent, Service Agent and the Lenders.

Section 5.7 Lenders Meetings and Conference Calls.

(a) Company will, upon the request of Agent or Required Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Agent) at such time as may be agreed to by Company and Agent.

(b) Within ten (10) days of delivery of financial statements and other information required to be delivered pursuant to Section 5.1(a)(ii), Company shall cause its chief financial officer to participate in a conference call with Agent and all Lenders who choose to participate in such conference call during which conference call the chief financial officer shall review the financial condition of Company and its Subsidiaries and such other matters as Agent or any Lender may reasonably request.

Section 5.8 Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9 Environmental.

(a) Each Loan Party shall (i) keep the Real Property free of any Environmental Liens; (ii) comply, and take all steps to cause all tenants and other Persons who may come upon any Real Property to comply, with all Environmental Laws in all material respects and provide to Agent any documentation of such compliance which Agent may reasonably request; (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws; (iv) take all steps to prevent any Release of Hazardous Materials from any Real Property; (v) ensure that there are no Hazardous Materials on, at or migrating from any property owned or operated by any Loan Party; (vi) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority and to repair and remedy any impairment to the Real Property consistent with its current use and, upon request of Agent, provide the Agent and Service Agent all data, information and reports generated in connection therewith.

(b) The Loan Parties shall promptly (but in any event within five (5) Business Days) (i) notify the Agent and Service Agent in writing (A) if it knows, suspects or believes there may be a Release in excess of any reportable quantity or in material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) of any failure to comply with Environmental Law in all material respects at any Real Property or that is reasonably likely to result in an Environmental Claim asserted against any Loan Party, (D) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, and (ii) provide such other documents and information as reasonably requested by Agent in relation to any matter pursuant to this Section 5.9(b).

(c) Commencing in 2015, at the reasonable request of Agent, but no more than once per Fiscal Year for each Real Property unless there exists an Event of Default, each of the Loan Party shall provide to the Agent, Service Agent and the Lenders, within thirty (30) calendar days after such request, at the sole expense of the Loan Parties, an environmental site assessment report for any of the Real Property described in such request, prepared by an environmental consulting firm acceptable to Agent, indicating the presence or absence of Hazardous Materials, Releases or compliance with Environmental Laws and the estimated cost of any compliance, removal or Remedial Action in connection with any Release, Hazardous Materials or violations of Environmental Laws. Without limiting the generality of the foregoing, if Agent reasonably determines at any time that a risk exists that any such report will not be provided within the time referred to above, Agent may retain an environmental consulting firm to prepare such report at the sole expense of the Loan Parties, and the Loan Parties hereby grant, at the time of such request to Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such assessment.

Section 5.10 Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Borrower or Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Agent and Service Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(g), 3.1(h), 3.1(i), and 3.1(l). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(j)(a) necessary to grant and to perfect a First Priority Lien in favor of Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary contained herein, (i) no Accounts of a Person joined as a Borrower under this Section 5.10 shall be deemed to be or treated as an Eligible Account Receivable for any purpose under this Agreement (including, without limitation, any calculation of the Borrowing Base) until such time as the Service Agent has conducted a satisfactory audit and (ii) no Inventory of a Person joined as a Borrower under this Section 5.10 shall be deemed to be or treated as an Eligible Inventory for any purpose under this Agreement (including, without limitation, any calculation of the Borrowing Base) until such time as the Service Agent has conducted a satisfactory audit. The Service Agent shall report to the Company the results of any audit contemplated under the immediately preceding sentence promptly after receipt thereof.

Section 5.11 Additional Material Real Estate Assets.

(a) In the event that any Loan Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Agent, for the benefit of Secured Parties, then such Loan Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(g), 3.1(h), and 3.1(i) with respect to each such Material Real Estate Asset that Agent shall reasonably request to create in favor of Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.

(b) In the event that any Loan Party acquires Leasehold Property after the Closing Date that is not a Material Real Estate Asset, then such Loan Party, contemporaneously with acquiring such Leasehold Property, shall deliver to Agent a Collateral Access Agreement executed by the landlord of such Leasehold Property and by the applicable Loan Party.

Section 5.12 Location of Inventory and Equipment. Each Loan Party shall keep its Inventory and Equipment (other than vehicles and Equipment either out for repair or temporarily relocated to a worksite in the ordinary course of business) only at the locations identified on Schedule 4.25; provided, however, that Company may amend Schedule 4.25 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Company provides Agent a Collateral Access Agreement with respect thereto.

Section 5.13 Further Assurances. At any time or from time to time upon the request of Agent or Service Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent or Service Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent or Service Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

Section 5.14 Miscellaneous Business Covenants. Unless otherwise consented to by Agent, Service Agent and Required Lenders:

(a) Non-Consolidation. Company will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its Board of Directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Agent and Service Agent, including, without limitation, with respect to blocked account arrangements.

(c) Communication with Accountants. Each Loan Party executing this Agreement authorizes Agent and Service Agent to communicate directly with such Loan Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Agent and Service Agent information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party; provided, however, that (i) Agent or the Service Agent, as the case may be, shall provide such Loan Party with notice at least two (2) Business Days prior to first initiating any such communication, and (ii) so long as no Event of Default has occurred and is continuing, the Agent shall (x) first make any requests for information to the Loan Parties so that they may provide such information before requesting such information from the Loan Party’s independent certified public accountants and (y) invite the Loan Parties to participate in such communications.

Section 5.15 Borrowing Base. Company and its Subsidiaries shall maintain all Revolving Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.

Section 5.16 Post-Closing Matters Company shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date to be determined by Agent.

ARTICLE VI
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1 Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 6.3 Equitable Lien. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Agent or Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

Section 6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.9 and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5 Restricted Junior Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) Company and its Subsidiaries are in pro forma (historical and projected) compliance with all financial covenants in Section 6.8, and (iii) Consolidated Liquidity shall be no less than $10,000,000, in each case, both before and after giving effect to any Restricted Junior Payment, the Company may, commencing on and after January 1, 2015, make Restricted Junior Payments to the extent necessary to permit Company to repurchase shares of Capital Stock of Company, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, so long as Company applies the amount of any such Restricted Junior Payment for such purpose.

Section 6.6 Restrictions on Subsidiary Distributions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by clause (g) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement. No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Company from being a Loan Party.

Section 6.7 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except Permitted Investments. Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

Section 6.8 Financial Covenants.

(a) Leverage Ratio. Company and its Subsidiaries shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2013, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
December 31, 2013	7.75:1.00
March 31, 2014	6.00:1.00
June 30, 2014	5.50:1.00
September 30, 2014	5.25:1.00
December 31, 2014	5.00:1.00
March 31, 2015	4.75:1.00
June 30, 2015	4.50:1.00
September 30, 2015	4.25:1.00
December 31, 2015	4.25:1.00
March 31, 2016	4.25:1.00
June 30, 2016	4.25:1.00
September 30, 2016 and each Fiscal Quarter ending thereafter	4.00:1.00

(b) Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Quarter indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Consolidated Capital Expenditures
December 31, 2013	$2,500,000
March 31, 2014	$2,500,000
June 30, 2014	$3,500,000
September 30, 2014	$3,000,000
December 31, 2014	$2,500,000
March 31, 2015	$2,500,000
June 30, 2015	$3,500,000
September 30, 2015	$3,000,000
December 31, 2015	$2,500,000
March 31, 2016	$2,500,000
June 30, 2016	$3,500,000
September 30, 2016	$3,000,000
December 31, 2016	$2,500,000
March 31, 2017	$2,500,000
June 30, 2017	$3,500,000
September 30, 2017	$3,000,000
December 31, 2017	$2,500,000
March 31, 2018	$2,500,000
June 30, 2018	$3,500,000
September 30, 2018	$3,000,000
December 31, 2018	$2,500,000
March 31, 2019	$2,500,000
June 30, 2019	$3,500,000
September 30, 2019	$3,000,000

(c) Minimum Borrowing Base Availability. Borrowers shall not permit Borrowing Base Availability to be less than $19,500,000 at any time; provided, that, if the Leverage Ratio as of the last day of the Fiscal Quarter ending December 31, 2014 is less than 5.00 to 1.00, then such amount shall be reduced to $17,500,000 at all times thereafter. Borrowers agree that compliance with the foregoing covenant will be determined after the Service Agent implements a reserve of $19,500,000 or 17,500,000, as applicable, in the calculation of the Borrowing Base at the time of each Revolving Loan and Letter of Credit and in connection with any required minimum Availability condition in this Agreement and the other Loan Documents.

(d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Agent in its sole discretion) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which, when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $2,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Company), (B) no less than 75% thereof shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d) disposals of obsolete or worn out property;

(e) Permitted Acquisitions;

(f) Permitted Investments; and

(g) the sales, transfers and acquisitions constituting the Designated Transaction.

Section 6.10 Disposal of Subsidiary Interests. Except for any sale or disposition of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 and except for Permitted Acquisitions of less than 100% of the Capital Stock of any Person, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11 Sales and Lease Backs. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

Section 6.12 Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder; provided, however, that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if both Agent has consented thereto in writing prior to the consummation thereof and the terms of such transaction are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to any of the following:

(a) any transaction among the Loan Parties;

(b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Company and its Subsidiaries;

(c) compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business;

(d) transactions described in Schedule 6.12; and

(e) transactions permitted under Section 6.5.

Company shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder to Agent (other than transactions conducted among Loan Parties).

Section 6.13 Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Loan Party on the Closing Date and businesses reasonably related thereto or (b) such other lines of business as may be consented to by Agent and Required Lenders.

Section 6.14 Broker’s Fees. No Loan Party shall make or enter into any contracts to make any payments to any broker in connection with procuring the Loans without the Agent’s prior written consent.

Section 6.15 Changes to Certain Agreements and Organizational Documents. (a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Agent and Required Lenders to such amendment, restatement, supplement or other modification or waiver.

(b) No Loan Party shall (i) amend or permit any amendments to any Loan Party’s Organizational Documents; or (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse to Agent or the Lenders.

(c) No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, except as may be permitted pursuant to the applicable subordination and/or intercreditor arrangements, the terms and conditions of which are reasonably satisfactory to the Required Lenders.

Section 6.16 Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31 without the written consent of the Agent.

Section 6.17 Deposit Accounts and Securities Accounts. No Loan Party shall establish or maintain a Deposit Account or a Securities Account that is not subject to a Control Agreement except for Deposit Accounts in which the amount on deposit does not exceed $50,000 for any Deposit Account and $200,000 in the aggregate for all such Deposit Accounts.

Section 6.18 Prepayments of Certain Indebtedness. No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, and (c) the Indebtedness identified by the Borrowers to the Agent and the Lenders in writing prior to the Closing Date then outstanding solely with the proceeds of the Term Loan B.

Section 6.19 Anti-Terrorism Laws. None of the Loan Parties, nor any of their Affiliates or agents shall:

(i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the PATRIOT Act or any other Anti-Terrorism Law.

The Company shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Company’s compliance with this Section 6.19.

ARTICLE VII
GUARANTY

Section 7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Service Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against a Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Agent or Service Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent or Service Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents and Bank Product Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, the Bank Product Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, the Bank Product Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, the Bank Product Agreements or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Service Agent on behalf of Beneficiaries and shall forthwith be paid over to Service Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7 Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Service Agent on behalf of Beneficiaries and shall forthwith be paid over to Service Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9 Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrowers. Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of any Borrower and its ability to perform its obligations under the Loan Documents and the Bank Product Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of any Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Service Agent, or allow the claim of Service Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 7.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid in full. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)II) of the Commodity Exchange Act.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrowers to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (iii) when due any Reimbursement Obligation; or (iv) when due any interest on any Loan or any fee or any other amount due hereunder;

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $2,500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.13, Section 5.14, Section 5.15 or Section 5.15 or Article VI; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Loan Party becoming aware of such default, or (ii) receipt by Company of notice from Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $2,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Agent or any Secured Party to take any action within its control based upon accurate and timely information provided by Administrative Borrower with respect to any changes affecting any Loan Party or any Collateral, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(m) Proceedings. Either (i) any Loan Party is criminally indicted or (ii) a criminal or civil proceeding is commenced against any Loan Party, that in any case, may reasonably be expected (as determined in the Agent’s reasonable discretion) to lead to (i) a forfeiture of any property of such Loan Party having a fair market value in excess of $750,000, or (ii) a fine, penalty or other payment in excess of $750,000; or

(n) Cessation of Business. (i) Any Borrower is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; (ii) any other cessation of a material part of the business of Company or any of its Subsidiaries for a period which materially and adversely affects Company and its Subsidiaries taken as a whole; or (iii) any material damage to, or loss, theft or destruction of, any material amount of Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a material portion of the Real Properties; or

(o) Subordinated Indebtedness. There shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness (including, without limitation, any Subordination Agreement), or (v) the subordination provisions of the documents (including, without limitation, any Subordination Agreement) evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Administrative Borrower by Agent, (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Loans and Reimbursement Obligations, and (y) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); (3) Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents; (4) the Borrowers shall Cash Collateralize each Letter of Credit then outstanding; and (5) the Borrowers shall be obligated to provide (and Borrowers agree that they will provide) Bank Product Collateralization to be held as security for the Borrowers’ Obligations in respect of outstanding Bank Product Obligations.

ARTICLE IX
AGENT AND SERVICE AGENT

Section 9.1 Appointment of Agent and Service Agent.

(a) PNC Bank, National Association is hereby appointed Service Agent hereunder and under the other Loan Documents and each Lender hereby authorizes PNC Bank, National Association, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make Protective Advances, and loans, for Service Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Service Agent of the rights and remedies specifically authorized to be exercised by Service Agent by the terms of this Agreement or any other Loan Parties.

(b) TSL is hereby appointed Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TSL, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans and Protective Advances, for Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Agent of the rights and remedies specifically authorized to be exercised by Agent by the terms of this Agreement or any other Loan Parties.

(c) Each of Agent and Service Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Agent, Service Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each of Agent and Service Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

Section 9.2 Powers and Duties. Each Lender irrevocably authorizes Agent and Service Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Agent and Service Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each of Agent and Service Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each of Agent and Service Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent or Service Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent or Service Agent to Lenders or by or on behalf of any Loan Party to Agent or Service Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Agent or Service Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Service Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Obligations or the component amounts thereof.

(b) Exculpatory Provisions. No Agent or Service Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent or Service Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s or Service Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each of Agent and Service Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent or Service Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent or Service Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each of Agent and Service Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent or Service Agent as a result of such Agent or Service Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Notice of Default. No Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Agent or Service Agent for the account of the Lenders, unless such Agent or Service Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Each of Agent and Service Agent will notify the Lenders of its receipt of any such notice. Each of Agent and Service Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until such Agent or Service Agent has received any such direction, such Agent or Service Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4 Agent and Service Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent or Service Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each of Agent and Service Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each of Agent and Service Agent in its individual capacity. Agent or Service Agent and their Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Agent, Service Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Agent.

Section 9.6 Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY EACH OF AGENT AND SERVICE AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF AGENT AND SERVICE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL ANY REVOLVING LOAN LENDER BE REQUIRED TO INDEMNIFY THE AGENT (OR ANY OF ITS INDEMNITEE AGENT PARTIES) WITH RESPECT TO ANY ENVIRONMENTAL LIABILITIES AND COSTS INCURRED IN CONNECTION WITH THE FORECLOSURE UPON (OR OTHER EXERCISE OF SECURED CREDITOR RIGHTS AND REMEDIES SOLELY WITH RESPECT TO), OR OWNERSHIP OF, SPECIFIED TERM PRIORITY COLLATERAL BY AGENT OR ANY TERM LOAN LENDER (OR ANY ENTITY CREATED BY AGENT OR THE TERM LOAN LENDERS FOR PURPOSES OF OWNING SPECIFIED TERM PRIORITY COLLATERAL ON BEHALF OF THE AGENT OR TERM LOAN LENDERS).

Section 9.7 Successor Agent and Service Agent.

(a) Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, Company and the Service Agent. Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to Administrative Borrower, to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders appoint a successor Agent from among the Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Agent may assign its rights and duties as Agent hereunder to an Affiliate of TSL without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Borrowers and the Lenders may deem and treat such assigning Agent as Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to Administrative Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Agent hereunder and under the other Loan Documents.

(c) Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent hereby appoints PNC Bank, National Association as Agent’s sub-agent to enter into, and perform all its duties and exercise its rights and powers under, the Control Agreements in accordance with the Loan Documents. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Agent reserves the right to replace and/or remove any of its sub-agents at any time.

(d) Service Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, Company and Agent. Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to Administrative Borrower, to appoint a successor Service Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Service Agent gives notice of its resignation, then the retiring Service Agent may, on behalf of the Lenders appoint a successor Service Agent from among the Lenders. Upon the acceptance of any appointment as Service Agent hereunder by a successor Service Agent, that successor Service Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Service Agent, and the retiring Service Agent shall promptly (i) transfer to such successor Service Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Service Agent under the Loan Documents, and (ii) execute and deliver to such successor Service Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Service Agent of the security interests created under the Collateral Documents, whereupon such retiring Service Agent shall be discharged from its duties and obligations hereunder. After any retiring Service Agent’s resignation hereunder as Service Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Service Agent hereunder.

(e) Service Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Service Agent. Service Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of Service Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Service Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Service Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Service Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Service Agent reserves the right to replace and/or remove any of its sub-agents at any time.

Section 9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Service Agent or Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Service Agent or Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Service Agent, Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Agent, and (ii) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.

Section 9.9 Agency for Perfection. Agent, Service Agent and each Lender hereby appoints Agent, Service Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent, Service Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent, Service Agent and the Lenders as secured party. Should Service Agent or any Lender obtain possession or control of any such Collateral, Service Agent or such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore shall deliver such Collateral to Agent or in accordance with Agent’s instructions. In addition, Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10 Subordination Agreements. Each Lender and Agent hereby grants to Agent all requisite authority to enter into or otherwise become bound by each Subordination Agreement and to bind each Lender and Agent thereto by Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender or Agent is or will be required in connection with the performance by Agent of any Subordination Agreement.

Section 9.11 Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Agent or Service Agent furnish such Lender or the Agent or Service Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to Company or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent or Service Agent, and such Agent or Service Agent shall so furnish each Lender, Service Agent and Agent with such Reports,

(b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or Service Agent or other party performing any audit or examination will inspect only specific information regarding Company and its Subsidiaries and will rely significantly upon Company’s and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the applicable Agent and any other Lender or Agent preparing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to Borrowers, or the indemnifying Lender’s or Agent’s participation in, or the indemnifying Lender’s or Agent’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold the applicable Agent, and any such other Lender or Agent preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney’s fees and costs) incurred by the applicable Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing: (x) any Lender, Service Agent or Agent may from time to time request of Agent or Service Agent in writing that Agent or Service Agent provide to such Lender, Agent or Service Agent a copy of any report or document provided by Company or its Subsidiaries to Agent or Service Agent that has not been contemporaneously provided by Company or such Subsidiary to such Lender, Agent or Service Agent, and, upon receipt of such request, such Agent or Service Agent promptly shall provide a copy of same to such Lender, Agent or Service Agent, (y) to the extent that such Agent or Service Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Company or its Subsidiaries, any Lender, Agent or Service Agent may, from time to time, reasonably request such Agent or Service Agent to exercise such right as specified in such Lender’s or Agent’s or Service Agent ‘s notice to such Agent or Service Agent, whereupon such Agent or Service Agent promptly shall request of Company the additional reports or information reasonably specified by such Lender, Agent or Service Agent, and, upon receipt thereof from Company or Company or such Subsidiary, such Agent or Service Agent promptly shall provide a copy of same to such Lender, Agent or Service Agent, and (z) any time that Service Agent renders to Company a statement regarding the Loan Account, Service Agent shall send a copy of such statement to the Agent.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Agent, Service Agent or L/C Issuer, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Service Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile, email or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or email, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Agent, Service Agent or L/C Issuer shall be effective until received by such Agent, Service Agent or L/C Issuer.

(b) Electronic Communications.

(i) Agent, Service Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent and Service Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Agent and Service Agent that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless Service Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly (a) all of Agent’s and Service Agent’s actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to Agent and Service Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (c) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Agent and Service Agent and of counsel providing any opinions that Agent, Service Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of Agent’s and Service Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Agent’s and Service Agent’s auditors, accountants, consultants or appraisers actively working in the administration or servicing of the Loans, the Collateral and this Agreement, whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Agent and Service Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all the actual costs and reasonable expenses of Agent, Service Agent and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7); and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agent, Service Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; in each case, for which the invoice for such costs, fees and expenses shall have been presented to the Administrative Borrower..

Section 10.3 Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, AGENT, SERVICE AGENT AND EACH LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF AGENT, SERVICE AGENT AND EACH LENDER (EACH, AN "INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Agent, Service Agent, L/C Issuer and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, L/C Issuer and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender or L/C Issuer hereunder, the Letters of Credit under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, and the Letters of Credit or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Agent and the Required Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan or Reimbursement Obligation (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any Reimbursement Obligation;

(vii) amend, modify, terminate or waive any provision of Section 2.4(a), Section 2.15(c), Section 2.16, Section 10.5(b), Section 10.5(c) or Section 10.6(c)(i);

(viii) amend the definition of “Required Lenders” or “Pro Rata Share”; provided, with the consent Agent and the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents; as in effect on the Closing Date.

(x) amend the definitions of “Affected Lender”, “Bank Product Reserves”, “Book Value”, “Borrowing Base”, “Borrowing Base Availability”, “Dilution”, “Dilution Reserve”, “Eligible Accounts Receivable”, “Eligible Inventory”, “Inventory Volatility Reserve” “Letter of Credit Sublimit”, “Net Amount of Eligible Accounts Receivable”, “Net Liquidation Percentage”, “Revolver Priority Collateral” (and any defined term used therein), “Revolver Priority Proceeds” or “Qualified Cash”;

(xi) subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document;

(xii) amend clause (a)(i) or clause (b)(i) of the definition of “Eligible Assignee”; or

(xiii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) amend the definition of “Required Class Lenders without the consent of Required Class Lenders of each such Class; provided, with the consent of Agent and the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Required Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension (whether constituting a Revolving Loan or a Term Loan) without the consent of Required Class Lenders of the affected Class;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 or Section 2.15 without the consent of Required Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Agent and the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(d) without the written consent of Agent and L/C Issuer; or

(vi) amend, modify, terminate or waive any provision of Article IX as the same applies to Agent or Service Agent, or any other provision hereof as the same applies to the rights or obligations of Agent or Service Agent, in each case without the consent of such Agent or Service Agent.

(d) Execution of Amendments, etc. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agent, Service Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Loan Parties, Service Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments, Loans and Letter of Credit Obligations listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Service Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments, Loans or Letter of Credit Obligations.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (a)(i) or clause (b)(i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company Administrative Borrower and Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of (A) in the case of the assignment of Term Loans, Agent, and (B) in the case of the assignment of Revolving Loans, Agent and the Service Agent; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Agent or as shall constitute the aggregate amount of the Term Loan A or Term Loan B of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Service Agent an Assignment Agreement, together with such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Service Agent pursuant to Section 2.19(d).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Service Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Administrative Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (1) L/C Issuer shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder, and (2) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Service Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans, Letter of Credit Obligations or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Loan Parties agree that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless, at the time such participant is claiming such benefits, Administrative Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrowers, to comply with 2.19 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii) In the event that any Lender sells participations in its Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of the participation (the “Participant Register”). A Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). The Participant Register shall be available for inspection by Administrative Borrower at any reasonable time and from time to time upon reasonable prior notice.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Agent, as between Loan Parties and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8 Survival of Representations, Warranties and Agreements. Except for obligations that by their terms expressly survive the termination of this Agreement, this Agreement shall terminate when all Obligations (other than inchoate indemnification obligations with respect to which no claim has been asserted) shall be paid in full in Cash (or, in the case of Letters of Credit, suspended for cancellation or Cash Collateralization) and all Commitments have been terminated. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Agent or Service Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Agent, Service Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent or Service Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Service Agent, L/C Issuer or Lenders (or to Service Agent, on behalf of Lenders or L/C Issuer, or Service Agent, Agent, L/C Issuer or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 10.15 CONSENT TO JURISDICTION. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(y) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENT, SERVICE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH SUBSIDIARY OF THE COMPANY HEREBY APPOINTS ADMINISTRATIVE BORROWER AS ITS AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS IN NEW YORK CITY, AND ADMINISTRATIVE BORROWER HEREBY APPOINTS LOWENSTEIN SANDLER LLP (ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES) AS AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS AND AGREES THAT PROCESS MAY BE SERVED ON LOWENSTEIN SANDLER LLP BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO LOWENSTEIN SANDLER LLP, LOCATED AT 1251 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10020 (ATTENTION: MICHAEL A. BUXBAUM, ESQ.). ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT LOWENSTEIN SANDLER LLP SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID, ADMINISTRATIVE BORROWER SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO AGENT, AS EACH LOAN PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17 Confidentiality. Agent, Service Agent and each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender from Company or its Subsidiaries pursuant to the requirements hereof in accordance with Agent’s, Service Agent’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, Agent or Service Agent or Lender may make (i) disclosures of such information to Affiliates of Agent, Service Agent or such Lender and to their agents, advisors, directors and shareholders (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of Agent, Service Agent or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any investors and partners of any Lender, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Agent, Service Agent and each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Agent or Service Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Agent and, in instances where such Trade Announcement would identify the Service Agent by name, the Service Agent.

Section 10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Service Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Service Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

Section 10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company, Agent and Service Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21 PATRIOT Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.22 Administrative Borrower. Each Borrower hereby designates the Company as its Administrative Borrower to act as its representative and agent on its behalf, for the purposes of issuing Funding Notices and notices of conversion or continuation, giving instructions with respect to the disbursement of the proceeds of the Term Loans and Revolving Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of each Borrower under the Loan Documents. The Service Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Company in its capacity as Administrative Borrower as a notice or communication from each Borrower. Each warranty, covenant, agreement and undertaking made on behalf of each Borrower by the Company in its capacity as Administrative Borrower for the Borrowers shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as it if the same had been made directly by each of the Borrowers. Such appointment shall remain in full force and effect unless and until Agent and Service Agent shall have received written notice signed by each Borrower terminating such appointment. The Borrowers shall have the right, to appoint another Borrower as Administrative Borrower with the prior written consent of Agent and Service Agent (such consent not to be unreasonably withheld or delayed). It is understood that the handling of the loan account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agent, Service Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent, Service Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the loan account and Collateral of the Borrowers as herein provided, (b) the Agent, Service Agent and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by Agent or Service Agent or any Lender hereunder or under the other Loan Documents.

Section 10.23 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Beneficiaries under the Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 10.23), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 10.23 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 10.23(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent, Service Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent, Service Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent, Service Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or Service Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.23, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 10.23 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Agent or Service Agent or Lender.

(f) Each Borrower represents and warrants to Agent, Service Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent, Service Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 10.23 are made for the benefit of each Beneficiary, and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of each Beneficiary, or any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.23 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent, Service Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Beneficiary hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent and Service Agent, and such Borrower shall deliver any such amounts to Service Agent for application to the Obligations in accordance with this Agreement.

Section 10.24 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent or Service Agent is acting. Each of Agent and Service Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed such Agent and Service Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent or Service Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agents shall have the right, but shall have no obligation (except as otherwise agreed in a writing by Agents and the Lenders), to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent and Service Agent to determine or insure whether the amount of any such reserve is appropriate or not. Agent and Service Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent and Service Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent and Service Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

METALICO, INC.
AMERICAN CATCON, INC.
BUFFALO SHREDDING AND RECOVERY,
LLC
FEDERAL AUTOCAT RECYCLING, L.L.C.
GOODMAN SERVICES, INC.
HYPERCAT ADVANCED CATALYST PRODUCTS, LLC
MAYCO INDUSTRIES, INC.
METALICO AKRON, INC.
METALICO ALUMINUM RECOVERY, INC.
METALICO BUFFALO, INC.
METALICO JBI CLEVELAND, LLC
METALICO PITTSBURGH, INC.
METALICO ROCHESTER, INC.
METALICO TRANSFER, INC.
METALICO TRANSPORT, INC.
METALICO YOUNGSTOWN, INC.
SANTA ROSA LEAD PRODUCTS, INC.
SKYWAY AUTO PARTS, INC.
TOTALCAT GROUP, INC.
TRANZACT CORPORATION

By       /s/ Michael J. Drury
Name: Michael J. Drury
Title: Authorized Representative

GUARANTORS:

ABBY BURTON, LLC

ADRIANA ELEVEN, LLC
ALLISON MAIN, LLC
CATHERINE LAKE, LLC
ELIZABETH HAZEL LLC
ELLEN BARLOW, LLC
GENERAL SMELTING & REFINING, INC.
MACKENZIE SOUTH, LLC
MEGAN DIVISION, LLC
MELINDA HAZEL LLC
METALICO AKRON REALTY, INC.
METALICO ALABAMA REALTY, INC.
METALICO COLLIERS REALTY, INC.
METALICO-GRANITE CITY, INC.
METALICO GULFPORT REALTY, INC.
METALICO NEVILLE REALTY, INC.
METALICO NEW YORK, INC.
METALICO SYRACUSE REALTY, INC.
METALICO TRANSFER REALTY, INC.
OLIVIA DEFOREST, LLC
RIVER HILLS BY THE RIVER, INC.
WEST COAST SHOT, INC.

By       /s/ Michael J. Drury
Name: Michael J. Drury
Title: Authorized Representative

   PNC BANK, NATIONAL ASSOCIATION,

          as Service Agent

          By:                  /s/ Brian Conway
                               -------------------------

          Name:  Brian Conway

          Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Brian Conway
Name: Brian Conway
Title: Vice President

TPG SPECIALTY LENDING, INC.,
as Agent and Lead Arranger
By: /s/ Michael Fishman
Name: Michael Fishman
Title: CEO

TPG SPECIALTY LENDING, INC.,
as a Lender
By: /s/ Michael Fishman
Name: Michael Fishman
Title: CEO

APPENDIX A-1
TO FINANCING AGREEMENT

Term Loan A Commitments

Lender	Term Loan A Commitment	Pro Rata Share
TPG Specialty Lending, Inc.	$37,000,000.00	100%
Total	$37,000,000.00	100%

APPENDIX A-2
TO FINANCING AGREEMENT

Term Loan B Commitments

Lender	Term Loan B Commitment	Pro Rata Share
TPG Specialty Lending, Inc.	$23,000,000.00	100%
Total	$23,000,000.00	100%

APPENDIX A-3
TO FINANCING AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
PNC Bank, National Association	$65,000,000.00	100%
Total	$65,000,000.00	100%

APPENDIX B
TO FINANCING AGREEMENT

Notice Addresses

METALICO, INC.

Metalico, Inc.
186 North Avenue East
Cranford, NJ 07016
Attention: Carlos Agüero
Facsimile: 908-497-9610
Email:

with a copy to:

Metalico, Inc.
186 North Avenue East
Cranford, NJ 07016
Attention: General Counsel
Facsimile: 908-497-9610
Email:

TPG SPECIALTY LENDING, INC.,
as Agent and Lead Arranger

Principal Office:

TPG Specialty Lending, Inc.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention: Legal and Compliance Department
Facsimile: 415-486-5954
Email:

with a copy to:

TPG Specialty Lending, Inc.
888 7th Avenue
35th Floor
New York, New York 10019
Attention: Craig Hamrah
Email:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq.
Facsimile: 212-593-5955
Email:

PNC BANK, NATIONAL ASSOCIATION,
as Service Agent Principal Office:
PNC Bank, National Association
340 Madison Avenue, 11th Floor
New York, NY 10173
Attention: Sari Garrick
Facsimile: 212-303-0060
Email:
with a copy to:
Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
	Attention: Facsimile:	Daniel M. Ford 212-478-7400

Email: